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As filed with the Securities and Exchange Commission on August 2, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

New PennyMac Financial Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6162 (Primary Standard Industrial Classification Code Number)	83-1098934 (IRS Employer Identification Number)

3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Derek W. Stark, Esq.
Senior Managing Director and Chief Legal Officer and Secretary
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Bradley C. Weber, Esq.
Laura Hodges Taylor, Esq.
Goodwin Procter LLP
601 Marshall Street
Redwood City, California 94063
(650) 752-3100

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $0.0001 par value	79,213,553	$19.13	$1,515,355,269	$188,662

(1)
Represents the maximum number of shares of common stock, par value $0.0001 per share ("New PennyMac Common Stock"), of New PennyMac Financial Services, Inc., a Delaware corporation ("New PennyMac"), that may be issuable upon completion of the transactions described in this registration statement, based upon (i) the number of shares of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), of PennyMac Financial Services, Inc., a Delaware corporation ("Existing PennyMac"), outstanding at the close of business on July 31, 2018, wherein each outstanding share of Class A Common Stock will be converted into the right to receive one share of New PennyMac Common Stock, (ii) the number of Class A Units of Private National Mortgage Acceptance Company, LLC not held by Existing PennyMac (the "Class A Units"), wherein each Class A Unit will be exchanged for one share of New PennyMac Common Stock and (iii) the number of shares of Class A Common Stock that may potentially be issuable pursuant to outstanding equity-based incentive awards of Existing PennyMac following July 31, 2018 and prior to the completion of the transactions described in the registration statement.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of Class A Common Stock on the consolidated reporting system of the New York Stock Exchange on July 31, 2018.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This document is a joint proxy statement and prospectus and is part of a Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission.

        As such, this document is: (i) a proxy statement relating to a special meeting of PennyMac Financial Services, Inc., a Delaware corporation ("Existing PennyMac") and (ii) a prospectus relating to the common stock, par value $0.0001 per share, of New PennyMac Financial Services, Inc., a Delaware corporation ("New PennyMac") that may be issued in connection with a Contribution Agreement and Plan of Merger by and among Existing PennyMac, New PennyMac and certain other parties dated August 2, 2018.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission with respect to these securities is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 2, 2018

PennyMac Financial Services, Inc. 3043 Townsgate Road Westlake Village, California 91361

                        , 2018

PROXY STATEMENT/PROSPECTUS
A REORGANIZATION IS PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear PennyMac Financial Services, Inc. Class A and Class B Common Stockholder:

             You are invited to attend a special meeting of stockholders of PennyMac Financial Services, Inc. ("Existing PennyMac" or the "Company"), to be held at our corporate offices located at 3043 Townsgate Road, Westlake Village, California 91361, on                                    , 2018 at          a.m. (PDT).

             At the special meeting, Class A and Class B common stockholders will be asked to consider and vote on:

  •
  A proposal, which we refer to as the "Reorganization Proposal," to adopt and approve a Contribution Agreement and Plan of Merger, as amended from time to time (the "Reorganization Agreement"), in order to create a new holding company above Existing PennyMac, which we refer to as the "Reorganization." The new holding company will initially be called New PennyMac Financial Services, Inc. ("New PennyMac").

  •
  A proposal, which we refer to as the "Adjournment Proposal", to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Reorganization Proposal.

             Adding a new holding company above Existing PennyMac will allow Existing PennyMac to simplify its overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A and Class B, of common stock of Existing PennyMac that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of common stock of New PennyMac eligible to be included in certain stock market indices for which shares of Class A Common Stock of Existing PennyMac currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New Common Stock, which could assist in our stated goal of seeking to maximize long-term stockholder value.

             In evaluating the Reorganization Proposal, you should consider the following important aspects of the Reorganization:

  •
  Your existing shares of Class A common stock of Existing PennyMac will be automatically converted in the Reorganization (by way of a statutory merger), on a one-for-one basis, into shares of common stock of New PennyMac, pursuant to a component of the Reorganization that we refer to as the "Merger."

  •
  Your existing shares of Class B common stock of Existing PennyMac will automatically be cancelled in the Merger.

  •
  Holders of Class A Units of Private National Mortgage Acceptance Company, LLC, a Delaware limited liability company ("PNMAC"), other than Existing PennyMac, will voluntarily contribute all of such Class A Units to New PennyMac in exchange for, on a one-for-one basis, the issuance by New PennyMac to such holders of shares of common stock of New PennyMac, pursuant to a component of the Reorganization that we refer to as the "Contribution."

  •
  Because both the Merger and the Contribution result in exchanges on a one-for-one basis for shares of common stock of New PennyMac, a Class A common stockholder's overall proportionate economic ownership of the entire PNMAC business in New PennyMac and a Class A common stockholder's voting control percentage in New PennyMac will be the same as a Class A common stockholder's current overall proportionate economic ownership of the entire PNMAC business and a Class A common stockholder's current voting control percentage in Existing PennyMac.

  •
  The Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code.

  •
  We intend to apply to have the common stock of New PennyMac listed on the New York Stock Exchange under Existing PennyMac's current trading symbol, "PFSI," at or before the effective time of the Merger.

  •
  Your current rights as a Class A common stockholder of Existing PennyMac will be substantially the same as your rights as a common stockholder of New PennyMac. There are differences, however, that you should carefully review under the caption "Comparative Rights of Holders of New PennyMac Common Stock and Existing PennyMac Class A Common Stock" beginning on page 68.

             Our Board has carefully considered and approved the Reorganization Agreement and believes that it is advisable and in the best interest of our Class A and Class B common stockholders, and unanimously recommends that you vote FOR the Reorganization Proposal.

             Approval of the Reorganization Proposal requires the affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, with both the Class A common stock and Class B common stock voting together as a single class (a "Majority").

             If a Majority of votes are not cast in favor of the Reorganization Proposal, we would not likely continue to pursue the Reorganization as currently structured and proposed, Existing PennyMac would remain our top-level parent and publicly-listed entity and our so-called "Up-C" structure would remain in place. The closing of the Reorganization is subject to a number of other conditions in addition to the receipt of sufficient stockholder approval, and no assurance can be given that all such conditions will be satisfied, even if sufficient stockholder approval is received. Our Board can terminate the Reorganization Agreement at any time prior to completion of the Reorganization if the Board determines that, for any reason, the completion of the Reorganization would be inadvisable or not in the best interest of Existing PennyMac or its stockholders.

             The total number of shares of New PennyMac common stock to be issued in the Reorganization will not be known until immediately prior to completing the Reorganization, but is expected to be up to approximately 79.1 million shares of New PennyMac common stock based on, among other factors, the shares of Existing PennyMac Class A common stock currently outstanding and the Class A Units of PNMAC currently outstanding and the shares of Existing PennyMac Class A common stock that may be issuable pursuant to outstanding equity-based incentive awards of Existing PennyMac prior to the completion of the Reorganization. On August 1, 2018, the last trading day before announcement of the Reorganization Proposal, the closing price per share of our Class A common stock was $19.15.

             At the special meeting, in addition to the Reorganization Proposal (Item 1 on the proxy card), you will be asked to vote on a proposal to approve, if necessary or appropriate, the adjournment of the special meeting, including to solicit additional proxies in favor of the Reorganization Proposal (Item 2 on the proxy card).

             Our Board unanimously recommends that you vote FOR the Adjournment Proposal.

             Your vote is important. Whether or not you plan to attend the special meeting, please vote as soon as possible. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy to vote your shares of Class A common stock and Class B common stock through the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. This way, your shares will be voted even if you are unable to attend the special meeting. This will not, of course, limit your right to attend the special meeting or prevent you from voting in person at the meeting if you wish to do so. If you hold your shares of Class A common stock in "street name" through a broker, bank, custodian, fiduciary or other nominee, you should review the separate Notice of Internet Availability of Proxy Materials supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm's voting instruction form for beneficial owners.

             The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials.

             The accompanying notice of meeting and this proxy statement/prospectus provide specific information about the special meeting and explain the various proposals. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 19 before voting on the Reorganization Proposal.

             We appreciate your continued confidence in PennyMac and look forward to seeing you at the meeting.

Sincerely,

STANFORD L. KURLAND Executive Chairman	DAVID A. SPECTOR President and Chief Executive Officer

             Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

             This proxy statement/prospectus is dated                        , 2018. This proxy statement/prospectus and the related Notice of Internet Availability of Proxy Materials are first being mailed to Existing PennyMac Class A and Class B common stockholders on or about                        , 2018.

PennyMac Financial Services, Inc. 3043 Townsgate Road Westlake Village, California 91361

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held                        , 2018

To our Class A and Class B Common Stockholders:

        PennyMac Financial Services, Inc., a Delaware corporation ("Existing PennyMac"), will hold a special meeting of stockholders on                        , 2018 at               a.m. (PDT) at our corporate offices located at 3043 Townsgate Road, Westlake Village, California 91361 (the "Special Meeting"). Existing PennyMac Class A and Class B common stockholders will act on the following matters at the Special Meeting or any adjournment or postponement of that meeting:

  1.
  Consider a proposal, which we refer to as the "Reorganization Proposal", to adopt and approve a contribution agreement and plan of merger, as amended from time to time (the "Reorganization Agreement"), that will create a new holding company above Existing PennyMac and simplify its overall corporate structure. The Reorganization Agreement is included in the accompanying proxy statement/prospectus as Annex I.

  2.
  Consider a proposal, which we refer to as the "Adjournment Proposal", to approve, if necessary or appropriate, the adjournment of the Special Meeting, including to solicit additional proxies in favor of the Reorganization Proposal.

        Our Board of Directors has approved the Reorganization Agreement, declared that it is advisable and determined that it is in the best interest of all our stockholders, and unanimously recommends that all stockholders vote FOR the Reorganization Proposal. In addition, our Board of Directors unanimously recommends that all stockholders vote FOR the Adjournment Proposal.

        Only Class A and Class B common stockholders of record at the close of business on                        , 2018 (the "Record Date") are entitled to vote at the Special Meeting or any adjournment or postponement of that meeting.

        You can vote in one of several ways:

  •
  Visit the website listed on your proxy card to vote VIA THE INTERNET

  •
  Call the telephone number specified on your proxy card to vote BY TELEPHONE

  •
  Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

  •
  Attend the meeting to vote IN PERSON

By Order of the Board of Directors,

DEREK W. STARK Secretary

Westlake Village, California
                        , 2018

 ADDITIONAL INFORMATION

        This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of PennyMac Financial Services, Inc. with respect to the solicitation of proxies by PennyMac Financial Services, Inc. for the Special Meeting described within and a prospectus of New PennyMac Financial Services, Inc. for the shares of common stock of New PennyMac Financial Services, Inc. to be issued pursuant to the Reorganization Agreement. As permitted under the rules of the U.S. Securities and Exchange Commission (the "SEC"), this proxy statement/prospectus incorporates important business and financial information about PennyMac Financial Services, Inc. that is contained in documents filed with the SEC that are not included in, or delivered with, this proxy statement/prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find Additional Information" on page 80 of this proxy statement/prospectus. You may also obtain copies of these documents, without charge, from PennyMac Financial Services, Inc. by calling us at (818) 224-7442 or writing us at the following address:

PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
Attention: Investor Relations

        In order to ensure timely delivery of the requested documents, requests should be made no later than                         , 2018, which is                          business days before the date of the Special Meeting.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals being presented at the Special Meeting. We have not authorized any person to provide you with any information or represent anything about us or the proposals that is not contained in this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part or incorporated by reference herein. If such other information or representations are provided to you, they should not be relied upon as having been authorized by us.

        This proxy statement/prospectus is dated                         , 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of New PennyMac Financial Services, Inc. common stock pursuant to the Reorganization Agreement implies that information is accurate as of any other date.

i

ii

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND SPECIAL MEETING

1.
What matters will be voted on at the Special Meeting?

        There are two proposals scheduled to be considered and voted on at the Special Meeting:

  •
  The adoption and approval of a contribution agreement and plan of merger, as amended from time to time, that will create a new holding company above Existing PennyMac and simplify its overall corporate structure (the "Reorganization Proposal"); and

  •
  The approval, if necessary or appropriate, of the adjournment of the Special Meeting, including to solicit additional proxies in favor of the Reorganization Proposal (the "Adjournment Proposal").

2.
What is the Reorganization Proposal?

  We are asking you to approve the creation of a new holding company above Existing PennyMac to help simplify our overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A and Class B, of common stock of Existing PennyMac that are authorized, issued and outstanding today (the "Reorganization"). We believe that this Reorganization will assist in our stated goal of seeking to maximize long-term stockholder value.

  The Reorganization will be governed by the terms and conditions of a Contribution Agreement and Plan of Merger dated as of August 2, 2018, as amended from time to time (the "Reorganization Agreement"), by and among Existing PennyMac, New PennyMac Financial Services, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Existing PennyMac ("New PennyMac"), New PennyMac Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New PennyMac ("Merger Sub"), the contributors identified in the schedules to the Reorganization Agreement (the "Contributors") and Private National Mortgage Acceptance Company, LLC, a Delaware limited liability company, all of the outstanding membership interests of which are currently owned by Existing PennyMac and the Contributors ("PNMAC"). A copy of the Reorganization Agreement is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the Reorganization Agreement carefully.

  The Reorganization has two primary components, which form a single, integrated transaction that we refer to collectively as the "Reorganization," that will be accomplished simultaneously pursuant to the Reorganization Agreement: (1) the Contribution and (2) the Merger, each as defined and described further below.

3.
What is the "Contribution"?

  The Contributors, in the aggregate, hold all of the currently outstanding Class A Units of PNMAC (other than those Class A Units held directly by Existing PennyMac) as well as all of the issued and outstanding shares of Class B Common Stock, par value $0.0001 per share of Existing PennyMac (the "Class B Common Stock"). Each of the Contributors has agreed, pursuant to the terms of the Reorganization Agreement, to voluntarily contribute all such Class A Units of PNMAC to New PennyMac, in exchange for the issuance by New PennyMac to such Contributors of an aggregate number of shares of Common Stock, par value $0.0001 per share (the "New Common Stock" or "New PennyMac Common Stock"), of New PennyMac (such shares, the "Contribution Shares") that is equal in number to the number of Class A Units of PNMAC so contributed by the Contributors (the "Contribution"). Other than the receipt of the Contribution Shares, the Contributors will receive no additional consideration or other compensation of any kind in connection with the Contribution. Following the Contribution, New PennyMac expects to be the direct holder of approximately        % of the outstanding Class A Units of PNMAC. Existing PennyMac will remain the owner of the remaining approximately        % of the outstanding Class A Units of PNMAC.

4.
What is the "Merger"?

  Simultaneously with the completion of the Contribution, Merger Sub, which is a wholly-owned subsidiary of New PennyMac, will merge with and into Existing PennyMac pursuant to the terms and conditions of the Reorganization Agreement, with Existing PennyMac surviving the Merger as a wholly-owned subsidiary of New PennyMac (the "Merger"). Pursuant to the Reorganization Agreement, each outstanding share of Class A Common Stock, par value $0.0001 per share of Existing PennyMac (the "Class A Common Stock"), will be converted into one share of New Common Stock of New PennyMac and each outstanding share of Class B Common Stock will be cancelled for no consideration (the "Merger Consideration"). The Class A Units of PNMAC contributed to New PennyMac in the Contribution, taken together with the Class A Units of PNMAC that will remain owned by Existing PennyMac following the Merger, will constitute one hundred percent (100%) of the issued and outstanding Class A Units of PNMAC, such that following the completion of both the Contribution and the Merger, New PennyMac will hold (directly or indirectly) all of the issued and outstanding Class A Units of PNMAC.

5.
Am I being asked to vote on both the Contribution and the Merger?

  Yes, because they are part of a single, integrated transaction (the Reorganization), that is governed by the Reorganization Agreement. The approval of Class A and Class B common stockholders of Existing PennyMac is required for the Merger under the Delaware General Corporation Law (the "DGCL"). You are being asked to vote on the Reorganization Proposal, which includes adoption and approval of the Reorganization Agreement, and adoption and approval of all of the transactions contemplated therein. Those transactions include, among other things, both the Contribution and the Merger and the issuance of shares of New Common Stock of New PennyMac in connection therewith.

6.
Are the completion of the Contribution and the Merger contingent upon one another?

  Yes. The Contribution and the Merger are part of a single, integrated transaction (the Reorganization), all parts of which will occur simultaneously at closing. The closing of the Reorganization is subject to certain conditions precedent that are described further below. It is not possible for the Contribution to occur without the Merger, and vice versa, because they are part of a single, integrated transaction that must close simultaneously pursuant to the terms of the Reorganization Agreement.

7.
If the Class A and Class B common stockholders do not approve the Reorganization Proposal, what will happen?

  If the holders of a majority of the voting power of the Class A and Class B Common Stock, voting together as a single class, do not vote IN favor of the Reorganization Proposal, we would not likely continue to pursue the Reorganization as currently structured and proposed, Existing PennyMac would remain our top-level parent and publicly-listed entity, and our so-called "Up-C" structure would remain in place. The closing of the Reorganization is subject to a number of other conditions in addition to the receipt of stockholder approval, and there can be no assurances that all of such conditions will be satisfied, even if the Class A and Class B common stockholders approve the Reorganization Proposal. Our Board can terminate the Reorganization Agreement at any time prior to completion of the Reorganization if it determines that, for any reason, the completion of the Reorganization would be inadvisable or not in the best interest of Existing PennyMac or its stockholders.

8.
If the Class A common stockholders do not approve the Reorganization Proposal but the Class B common stockholders approve the Reorganization, what will happen?

  Even if no affirmative votes of Class A common stockholders are cast in favor of the Reorganization Proposal, the Reorganization Proposal will be approved if a sufficient number of votes of Class B common stockholders are cast in favor of the Reorganization Proposal. As of the Record Date,                 and                and                 shares of Class A Common Stock and Class B Common Stock and Class A Units of PNMAC, respectively, are outstanding. Each holder of Class A Units of PNMAC, other than Existing PennyMac, holds one share of our Class B Common Stock. The shares of Class B Common Stock have no economic rights but entitle the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As of the Record Date, holders of Class B Common Stock are entitled to                votes based on the aggregate number of Class A Units of PNMAC outstanding as of such date. Further, as of the Record Date, holders of Class B Common Stock are entitled to                votes of the shares of Class A Common Stock and Class B Common Stock, or control        % of the votes of the shares of the Class A Common Stock and Class B Common Stock, voting together as a single class. Based upon the percentage of control of the Class B Common Stock of the vote of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, if sufficient affirmative votes of Class B common stockholders are cast in favor of the Reorganization Proposal, the Reorganization will be approved even if no affirmative votes of Class A common stockholders are cast in favor of the Reorganization Proposal.

9.
Have the Class B common stockholders already agreed to approve or otherwise consented to the Reorganization?

  No. There is no arrangement or agreement among the holders of Class B Common Stock, on the one hand, and any of Existing PennyMac, New PennyMac, or Merger Sub, on the other hand (nor is there any arrangement or agreement among any of the holders of Class B Common Stock themselves) regarding the approval of the Reorganization Proposal or the Adjournment Proposal at the Special Meeting. Each such holder is entitled to vote however they choose with respect to such proposals. Existing PennyMac is holding the Special Meeting specifically for the purpose of seeking approval from the holders of Class A Common Stock and Class B Common Stock of the Reorganization Proposal and the Adjournment Proposal. Existing PennyMac is furnishing this proxy statement to solicit proxies for approval of these proposals. The outcome of the vote on such proposals is uncertain and any (or all) of the holders of Class B Common Stock may choose not to vote in favor of the Reorganization Proposal or the Adjournment Proposal or both. Moreover, no single holder or group of affiliated holders of Class B Common Stock is capable of controlling the outcome of the vote on either the Reorganization Proposal or the Adjournment Proposal acting alone. The holders of Class B Common Stock, each of whom also separately holds Class A Units of PNMAC, have signed the Contribution Agreement as Contributors, wherein they have agreed to contribute their Class A Units of PNMAC to New PennyMac, but only if the conditions precedent to the Reorganization are satisfied, which conditions include, among other things, approval of the Reorganization Proposal, which remains uncertain and remains within the control of the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, at the Special Meeting.

  If, based on the Record Date, a sufficient number of holders of Class B Common Stock—that is, holders of Class B Common Stock entitled to                votes based on                 votes of the

  shares of Class A Common Stock and Class B Common Stock voting together as a single class, cast votes in favor of the Reorganization Proposal, then the Reorganizational Proposal will pass.

  If the holders of a majority of the voting power of the Class A and Class B Common Stock, voting together as a single class, do not vote in favor of the Reorganization Proposal, we would not likely continue to pursue the Reorganization as currently structured and proposed, Existing PennyMac would remain our top-level parent and publicly-listed entity, and our so-called "Up-C" structure would remain in place.

10.
What is the effect of the Reorganization?

  As a result of the Reorganization, New PennyMac will replace Existing PennyMac as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Existing PennyMac.

  Pursuant to the Reorganization Agreement, Merger Sub will merge with and into Existing PennyMac, with Existing PennyMac continuing as the surviving corporation. In connection with the Merger, each outstanding share of Class A Common Stock of Existing PennyMac will be automatically converted into one share of New Common Stock of New PennyMac, and each outstanding share of Class B Common Stock of Existing PennyMac will automatically be cancelled for no consideration. Further, in connection with the Reorganization, the Contributors will exchange all of their Class A Units of PNMAC on a one-for-one basis for shares of New Common Stock of New PennyMac. Following the Contribution, New PennyMac expects to become the direct holder of approximately        % of the outstanding Class A Units of PNMAC. Existing PennyMac will remain the owner of the remaining approximately        % of the outstanding Class A Units of PNMAC.

  Following the completion of the Reorganization, (i) Existing PennyMac will be a wholly-owned subsidiary of New PennyMac, (ii) New PennyMac, as the new holding company, will, through its subsidiaries, conduct all of the operations conducted by Existing PennyMac immediately prior to the Reorganization and (iii) your overall proportionate economic ownership of the entire PNMAC business and your voting control percentage in New PennyMac after the Reorganization will be the same as your current overall proportionate economic ownership of the entire PNMAC business and voting control percentage in Existing PennyMac immediately prior to the Reorganization.

  As discussed below under "Description of the Reorganization Proposal—Reasons for the Reorganization Proposal—Our New Proposed Corporate Structure," following completion of the Reorganization, because no Class A Units of PNMAC will be held by any party other than New PennyMac and Existing PennyMac, there will be no future exchanges of Class A Units of PNMAC for shares of Class A Common Stock that generate future tax assets for Existing PennyMac. Existing PennyMac will continue to make payments under the Tax Receivable Agreement (as defined below) with respect to any such exchanges that have already occurred, or that occur prior to the completion of the Reorganization.

11.
Am I being asked to approve any other proposal other than the Reorganization Proposal?

  Yes. You are being asked to approve, if necessary or appropriate, the adjournment of the Special Meeting, including to solicit additional proxies in favor of the Reorganization Proposal (the "Adjournment Proposal").

12.
What is the Board's voting recommendation?

  Our Board of Directors (the "Board") recommends that you vote as follows:

  •
  FOR the Reorganization Proposal; and

  •
  FOR the Adjournment Proposal.

13.
Why are you pursuing Reorganization?

  We are asking you to approve the creation of a new holding company above Existing PennyMac to help simplify our overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A Common Stock and Class B Common Stock, of Existing PennyMac that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New PennyMac Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock of Existing PennyMac currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New PennyMac Common Stock, which could assist in our stated goal of seeking to maximize long-term stockholder value. For more information, see "Description of the Reorganization Proposal—Reasons for the Reorganization Proposal" on page 38.

14.
Will the management or the businesses of Existing PennyMac or any of its subsidiaries change as a result of the Reorganization?

  No. Our management and businesses will not change as a result of the Reorganization.

15.
What will be the name of the public company following the Reorganization?

  Effective as of the time of the completion of the Reorganization, Existing PennyMac and New PennyMac will both be renamed. New PennyMac, which will be the public company following the Reorganization, will be renamed "PennyMac Financial Services, Inc." (in order to continue the use of the current public company name for our parent-level public registrant) and Existing PennyMac will be renamed "PNMAC Holdings, Inc." In order to avoid confusion regarding this post-closing name change, we will continue to refer in this proxy statement/prospectus to "New PennyMac" and "New PennyMac Financial Services, Inc." rather than referencing the post-closing name of New PennyMac.

16.
How will being a common stockholder of New PennyMac be different from being a holder of Class A Common Stock of Existing PennyMac?

  Your rights as a common stockholder of New PennyMac will be substantially the same as the rights of holders of Class A Common Stock, par value $0.0001 per share of Existing PennyMac (the "Class A Common Stock"), including rights as to voting and dividends. There are differences, however. You should carefully review the information set forth under the caption "Comparative Rights of Holders of New PennyMac Common Stock and Existing PennyMac Common Stock." For more information, also see "Risk Factors—Risks Related to the Reorganization" and "Description of New PennyMac Capital Stock." You should review this section carefully as some of these differences may be more or less favorable to holders of Class A Common Stock.

  Prior to, or upon completion of, the Merger, New PennyMac will adopt an Amended and Restated Certificate of Incorporation, the form of which is attached as Annex II ("New PennyMac's Certificate"), and Amended and Restated Bylaws, the form of which is attached as Annex III ("New PennyMac's Bylaws" and together with New PennyMac's Certificate, "New PennyMac's Organizational Documents").

17.
Will the Reorganization have U.S. federal income tax consequences for holders of Class A Common Stock, Class B Common Stock or Class A Units of PNMAC?

  The Reorganization is intended to be a tax-free transaction under U.S. federal income tax laws. As a result, you should not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of New Common Stock in the Reorganization, subject to the discussion below in "The Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences to the Equity Owners of the Reorganization." The discussion of the material U.S. federal income tax consequences contained in this registration statement is intended to provide only a general summary, however, and is not a complete description of all potential U.S. federal income tax consequences of the Reorganization. You are urged to consult your own tax advisors concerning the specific tax consequences of the Reorganization to you, including any state, local or non-U.S. tax consequences. For more information, see "The Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences."

18.
How will the Reorganization be treated for accounting purposes?

  For accounting purposes, the Reorganization will be treated as a transaction between entities under common control of an acquisition of noncontrolling interest. Accordingly, the consolidated financial position and results of operations of Existing PennyMac will be included in the consolidated financial statements of New PennyMac on the same basis as currently presented except for the acquisition of noncontrolling interest that will be accounted for as a capital transaction with no resulting gain or loss.

19.
If the Class A and Class B common stockholders approve the Reorganization Proposal, when will the Reorganization occur?

  We plan to complete the Reorganization before the end of calendar 2018, provided that our stockholders approve the Reorganization Proposal at the Special Meeting and that all other conditions to completion of the Reorganization, as set forth in the Reorganization Agreement, have been satisfied or waived on or prior to such date. However, there can be no assurance that the Reorganization will be consummated even if the stockholders approve the Reorganization Proposal. In fact, even if the stockholders approve the Reorganization Proposal, our Board can terminate the Reorganization Agreement at any time prior to the completion of the Reorganization if it determines that, for any reason, the completion of the Reorganization would be inadvisable or not in the best interest of Existing PennyMac or its stockholders.

20.
What will happen to my Existing PennyMac Class A Common Stock as a result of the Reorganization?

  In the Reorganization, your shares of Class A Common Stock of Existing PennyMac will automatically be converted into the same number of shares of New Common Stock of New PennyMac. As a result, you will become a stockholder of New PennyMac and your overall proportionate economic ownership of the entire PNMAC business and your voting control percentage in New PennyMac after the Reorganization will be the same as your current overall proportionate economic ownership of the entire PNMAC business and voting control percentage in Existing PennyMac immediately prior to the Reorganization. We intend to apply for the shares of New Common Stock of New PennyMac to be received in the Merger to be listed on the New York Stock Exchange ("NYSE") under Existing PennyMac's current trading symbol, "PFSI", at or before the effective time of the Merger.

21.
What will happen to my Existing PennyMac Class B Common Stock as a result of the Reorganization?

  In the Reorganization, your shares of Class B Common Stock of Existing PennyMac will automatically be cancelled for no consideration. As a result, holders of Class B Common Stock will receive no continuing equity interest in New PennyMac in exchange for their Class B Common Stock. Holders of Class B Common Stock have waived their appraisal rights in the Reorganization Agreement.

22.
Will the company's CUSIP number change as a result of the Reorganization?

  Yes. Following the Reorganization, New PennyMac's CUSIP number will be                    .

23.
Do I have appraisal rights in connection with the Reorganization?

  If you are a holder of Class A Common Stock, you will not be entitled to appraisal rights under Section 262 of the DGCL because the only consideration you will receive in the Merger is new shares of publicly listed stock—since your shares of Class A Common Stock are being exchanged on a one-for-one basis for shares of New Common Stock of New PennyMac.

  If you are a holder of Class B Common Stock, you would be entitled to appraisal rights and notice of appraisal rights in connection with the Reorganization under Section 262 of the DGCL. However, holders of Class B Common Stock have waived their appraisal rights and the right to receive notice thereof under the Reorganization Agreement.

24.
Who may vote at the Special Meeting?

  Holders of Class A and Class B Common Stock at the close of business on the Record Date are entitled to vote at the Special Meeting. As of the Record Date, there were                     shares of our common stock outstanding (which includes both shares of Class A Common Stock and Class B Common Stock). Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on the proposals at the Special Meeting, in accordance with our Amended and Restated Certificate of Incorporation. Each holder of Class B Common Stock, without regard to the number of shares of Class B Common Stock held, is entitled to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As of the Record Date, holders of Class B Common Stock are entitled to                    votes based on the aggregate number of Class A Units of PNMAC outstanding as of such date. Further, as of the Record Date, holders of Class B Common Stock are entitled to                    votes of the shares of Class A Common Stock and Class B Common Stock, or control                    % of the votes of the shares of the Class A Common Stock and Class B Common Stock, voting together as a single class.

25.
What vote is required for approval of each of the proposals?

  Reorganization Proposal.    The affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, which includes both shares of Class A Common Stock and Class B Common Stock voting together as a single class, is required to approve the Reorganization Proposal. As of the Record Date, the total number of votes represented by all of our issued and outstanding shares of Class A Common Stock and Class B Common Stock that are entitled to vote at the Special Meeting was                    votes.

  Adjournment Proposal.    Provided a quorum is present, the affirmative vote of a majority of the votes cast, which includes both shares of Class A Common Stock and Class B Common Stock, is required to approve the Adjournment Proposal. If no quorum is present, and the chairman of the meeting declines to exercise his or her authority to adjourn the Special Meeting, the affirmative vote of a majority of the voting power of the shares present, which includes both shares of Class A Common Stock and Class B Common Stock, is required to approve the Adjournment Proposal.

26.
What constitutes a quorum?

  As of the Record Date, the total number of votes represented by all of our issued and outstanding shares of common stock that are entitled to vote at the Special Meeting was                    votes, which is comprised of                    shares of our Class A Common Stock and                    shares of our Class B Common Stock outstanding as of the Record Date. A majority of the voting power of the shares issued and outstanding and entitled to vote thereat must be present in person or by proxy to constitute a quorum to transact business at the Special Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum.

  A "broker non-vote" on a particular proposal occurs when the broker or nominee does not have discretionary authority to vote on the proposal and is not instructed by the beneficial owner to vote on the proposal. Abstentions and broker non-votes, if any, will be treated as present for the purpose of determining a quorum. Abstentions and broker non-votes, if any, will have the same effect as a vote "AGAINST" the Reorganization Proposal.

  If a quorum is present, abstentions and broker non-votes, if any, will have no effect on the approval of the Adjournment Proposal. If no quorum is present, abstentions will have the same effect as a vote "AGAINST" the Adjournment Proposal, but broker non-votes, if any, will have no effect on the approval of the Adjournment Proposal.

27.
What is a Notice of Internet Availability of Proxy Materials?

  Under SEC rules, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet as well as vote your shares online. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. We expect to commence mailing the Notice of Internet Availability of Proxy Materials, and printed copies of the proxy materials, to our stockholders on or about                    , 2018.

28.
Who can attend the Special Meeting?

  All of our stockholders as of the Record Date are invited to attend the Special Meeting, although seating is limited. If your shares are held in the name of a broker, bank or other nominee, you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

29.
What shares are included in the proxy card?

  Your proxy card represents all shares of our Class A Common Stock or Class B Common Stock that are registered in your name. If your shares of Class A Common Stock or Class B Common Stock are held through a broker, bank or other nominee, you will receive either a voting instruction form or a proxy card from the broker, bank or other nominee instructing you on how to vote your shares.

30.
How do I vote if I am a registered holder or I own shares through a broker, bank or other nominee?

  Registered stockholders of Class A Common Stock and Class B Common Stock may submit a proxy by mail, telephone or internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card using any of the following methods:

  •
  Online: Go to the website                              and follow the instructions on the Notice of Internet Availability of Proxy Materials to view the proxy materials online and vote your shares through the Internet. Internet voting is available 24 hours a day, although your vote by Internet must be received by 11:59 p.m. Eastern Time,                    , 2018

  •
  Telephone:

  •
  You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by telephone. Telephone voting is available 24 hours a day, although your vote by telephone must be received by 11:59 p.m. Eastern Time,                     , 2018

  •
  Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

  •
  Mail:

  •
  You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by mail.

  •
  Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

  If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the Notice of Internet Availability of Proxy Materials or proxy card before your proxy and voting instructions will be accepted. Once you have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

  If you hold shares of Class A Common Stock in "street name" through a broker, bank, custodian, fiduciary or other nominee, you should review the separate Notice of Internet Availability of Proxy Materials supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm's voting instruction form for beneficial owners. If you have not received such voting instructions or require further information regarding such voting instructions, you should contact your bank, broker or other nominee. Brokers, banks or other nominees who hold shares of Class A Common Stock for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine" without specific instructions from the beneficial owner. All of the proposals at the Special Meeting are non-routine and non-discretionary. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the meeting but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the broker, bank or other nominee does not have discretionary voting power on such proposal. If you hold shares of Class A Common Stock in "street name," your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out and returning the voter instruction form sent to you.

  All shares of Class A Common Stock and Class B Common Stock represented by validly executed proxies will be voted at the Special Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your returned proxy card, David A. Spector, our President and Chief Executive Officer or Derek W. Stark, our Secretary, as individuals named on the proxy card, will vote FOR the Reorganization Proposal and FOR the Adjournment Proposal.

31.
How will broker non-votes be treated?

  We will treat broker non-votes as present to determine whether or not there is a quorum at the Special Meeting, but they will not be treated as entitled to vote on the matters, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes (i) will have the same effect as a vote AGAINST the Reorganization Proposal and (ii) will have no effect, assuming a quorum is present, on whether the Adjournment Proposal passes.

32.
What happens if I sell my shares of Class A Common Stock after the Record Date but before the Special Meeting or before the Closing?

  The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Reorganization is expected to be completed. If you sell or otherwise transfer your shares of Class A Common Stock after the Record Date but before the date of the Special Meeting:

  •
  You will retain your right to vote those shares at the Special Meeting.

  •
  You will not have the right to receive the Merger Consideration in respect of your shares of Class A Common Stock.

33.
Can I change my vote once I vote by mail, by telephone or over the Internet?

  Yes. You have the right to change or revoke your proxy (1) at any time before the Special Meeting by (a) notifying our Secretary in writing, (b) returning a later-dated proxy card or (c) entering a later dated telephone or Internet vote; or (2) by voting in person at the Special Meeting.

34.
Who will count the vote?

  Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes for shares held in "street name" and the votes of stockholders of record. Representatives of our Company will serve as the Inspector of Elections and determine the final results.

35.
Is my vote confidential?

  Yes. Your vote is confidential.

36.
What percentage of the outstanding shares do directors and executive officers hold?

  On                    , 2018, the Record Date for the Special Meeting, directors, executive officers and their affiliates beneficially owned shares representing approximately                % of the voting power of all the issued and outstanding shares of common stock, which includes our Class A Common Stock and Class B Common Stock voting together as a single class.

  Certain of our directors, executive officers and their affiliates may have different interests in the Reorganization than our stockholders generally. For more information, see "Description of the Reorganization Proposal—Interests of Certain Directors and Executive Officers in the Reorganization."

37.
Where can I find the voting results of the meeting?

  We intend to announce preliminary voting results at the Special Meeting. We will report the final results on a current report on Form 8-K filed with the SEC no later than                    , 2018. You can obtain a copy of the Form 8-K by visiting our website at ir.pennymacfinancial.com, by calling the SEC at 1-800-SEC-0330 for the information on the public reference room or through the SEC's website at www.sec.gov.

  If you have any questions about voting your shares or attending the Special Meeting, please call our Secretary at (818) 224-7442.

38.
Who do I contact if I have questions about the Reorganization Proposal?

        You may contact us at:

    PennyMac Financial Services, Inc.
    3043 Townsgate Road
    Westlake Village, California 91361
    Attn: Christopher Oltmann, Investor Relations
    Tel: (818) 224-7028

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

1.
What is the "Distribution"?

  On August 2, 2018, the Board declared a special, one-time cash dividend of $0.40 per share of Class A Common Stock of Existing PennyMac (the "Distribution") to holders of record of Class A Common Stock as of August 13, 2018. The Distribution will be distributed on or about August 30, 2018. Holders of Class A Units of PNMAC to be contributed in the Contribution and holders of Class B Common Stock of Existing PennyMac to be cancelled in the Merger will not be entitled to receive the Distribution in respect thereof.

  The Distribution generally represents (i) historical tax distributions from PNMAC to Existing PennyMac that were in excess of the actual tax liability of Existing PennyMac and (ii) certain tax refunds receivable by Existing PennyMac, in each case, as reported on the June 30, 2018 balance sheet of Existing PennyMac.

2.
Am I being asked to vote on the Distribution?

  No. The Distribution does not require stockholder approval. The Board declared the Distribution on August 2, 2018 to holders of record of Class A Common Stock as of August 13, 2018. The Distribution will occur—prior to the date of the Special Meeting—on or about August 30, 2018.

3.
Is the Distribution contingent upon the Contribution and the Merger?

  No. The Distribution will occur on or about August 30, 2018. Accordingly, the Distribution will occur and have been paid prior to the record date for the Special Meeting and prior to the convening of the Special Meeting. As such, the Distribution is not contingent in any way upon the Contribution and Merger.

  Moreover, the Distribution will be paid regardless of any developments with respect to the Contribution and the Merger that occur prior to August 30, 2018. For example, if the Reorganization Agreement is terminated for any reason prior to August 30, 2018, holders of record of Class A Common Stock as of August 13, 2018 will still be entitled to receive the Distribution on or about August 30, 2018.

4.
Are holders of outstanding equity incentive awards entitled to receive the Distribution?

  No. Holders of outstanding equity incentive awards (whether vested or unvested) will not be entitled to receive the Distribution and no adjustment will be made to any such awards in connection with the Distribution.

5.
When will the Distribution be paid?

  We plan to pay the Distribution on or about August 30, 2018.

 SUMMARY OF THE REORGANIZATION PROPOSAL

        This section highlights key aspects of the Reorganization Proposal, including the Reorganization Agreement, that are described in greater detail elsewhere in the proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the Reorganization Proposal, and for a more complete description of the legal terms of the Reorganization Agreement, you should read this entire proxy statement/prospectus carefully, including the Annexes and the additional documents incorporated by reference. You can find information with respect to these additional documents in "Where You Can Find Additional Information."

 Overview

        We are asking you to approve the creation of a new holding company above Existing PennyMac to help simplify its overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A Common Stock and Class B Common Stock, of Existing PennyMac that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New PennyMac Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock of Existing PennyMac currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New PennyMac Common Stock, which could assist in our stated goal of seeking to maximize long-term stockholder value.

        The Reorganization Proposal is for stockholders to adopt and approve the Reorganization Agreement, and thereby adopt and approve the Reorganization. A copy of the Reorganization Agreement is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the Reorganization Agreement carefully.

The Principal Parties

PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        PennyMac Financial Services, Inc. ("Existing PennyMac") is headquartered in Westlake Village, California, and is our current top-level parent entity. Existing PennyMac was incorporated in Delaware in December 2012 in connection with our initial public offering. Existing PennyMac operates and controls all of the business and affairs and consolidates the financial results of PNMAC, which is described further below. Following the Reorganization, Existing PennyMac will become a wholly-owned subsidiary of New PennyMac, shares of Class A Common Stock will be automatically converted, on a one-for-one basis, into shares of New Common Stock of New PennyMac and shares of Class B Common Stock will automatically be cancelled for no consideration.

New PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        New PennyMac, a Delaware corporation, is a newly formed, direct, wholly-owned subsidiary of Existing PennyMac. Existing PennyMac formed New PennyMac for the purpose of participating in the transactions contemplated by the Reorganization Agreement. Prior to the Reorganization, New PennyMac will have no assets or operations other than those incident to its formation. If we complete the Reorganization, New PennyMac will replace Existing PennyMac as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Existing PennyMac.

New PennyMac Merger Sub, LLC
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        Merger Sub, a Delaware limited liability company, is a newly formed, direct, wholly-owned subsidiary of New PennyMac. New PennyMac caused Merger Sub to be formed for the purpose of participating in the transactions contemplated by the Reorganization Agreement. Prior to the Reorganization, Merger Sub will have no assets or operations other than those incident to its formation.

Private National Mortgage Acceptance Company, LLC
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        PNMAC, a Delaware limited liability company, was founded in 2008 by members of our executive leadership team and two strategic partners, BlackRock Mortgage Ventures, LLC ("BlackRock") and HC Partners, LLC, formerly known as Highfields Capital Investments, LLC, together with its affiliates ("Highfields"). PNMAC is a specialty financial services firm with a comprehensive mortgage platform and integrated business primarily focused on the production and servicing of U.S. residential mortgage loans (activities which we refer to as mortgage banking) and the management of investments related to the U.S. mortgage market. We believe that our operating capabilities, specialized expertise, access to long-term investment capital and our management's experience across all aspects of the mortgage business will allow us to profitably grow these activities and capitalize on other related opportunities as they arise in the future.

The Contributors

        The Contributors are comprised of 45 separate entities and individuals, calculated as of the Record Date, and represent all of the holders of Class A Units of PNMAC other than Existing PennyMac. The Contributors include, among others:

  •
  BlackRock;

  •
  Highfields;

  •
  Stanford L. Kurland, our Executive Chairman and a member of our Board of Directors;

  •
  David A. Spector, our President and Chief Executive Officer and a member of our Board of Directors;

  •
  Anne D. McCallion, our Senior Managing Director and Chief Enterprise Operations Officer and a member of our Board of Directors;

  •
  Andrew S. Chang, our Senior Managing Director and Chief Financial Officer;

  •
  Vandad Fartaj, our Senior Managing Director and Chief Capital Markets Officer;

  •
  Doug Jones, our Senior Managing Director and Chief Mortgage Banking Officer;

  •
  David M. Walker, our Senior Managing Director and Chief Risk Officer;

  •
  Matthew Botein, a member of our Board of Directors and a former managing director at BlackRock Inc., a global investment management firm that is affiliated with BlackRock, and who is currently a managing partner of Gallatin Point Capital;

  •
  Joseph Mazzella, a member of our Board of Directors and a former managing director and general counsel at Highfields Capital Management LP, an investment management firm affiliated with Highfields;

  •
  Farhad Nanji, a member of our Board of Directors and a former managing director at Highfields Capital Management LP, an investment management firm affiliated with Highfields, and who is currently a co-founder of MFN Partners Management L.P.; and

  •
  Mark Wiedman, a member of our Board of Directors and global head of the iShares business of BlackRock Inc., a global investment management firm that is affiliated with BlackRock.

Reasons for the Reorganization

        We are asking you to approve the creation of a new holding company above Existing PennyMac to help simplify its overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A Common Stock and Class B Common Stock, of Existing PennyMac that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which will assist in our stated goal of seeking to maximize long-term stockholder value. At this time, there is no trading market for our Class B Common Stock and Class A Units of PNMAC. After completion of the Reorganization, our Class B Common Stock will be cancelled and our Class A Units of PNMAC will be exchanged on a one-for-one basis for shares of New Common Stock of New PennyMac. We believe this exchange of Class A Units for New Common Stock will increase our market capitalization at our parent-level entity by approximately 200%. The increase in our market capitalization at our parent-level entity could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New Common Stock. These potential benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the new attributes that we expect the Reorganization will afford us.

Required Vote

        Approval of the Reorganization Proposal requires the affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, which includes both shares of Class A Common Stock and Class B Common Stock voting together as a single class.

Reorganization Procedure

        Existing PennyMac currently owns all of the issued and outstanding common stock of New PennyMac and New PennyMac currently owns all of the issued and outstanding membership interests of Merger Sub. Pursuant to the Reorganization Agreement, the Contributors will voluntarily contribute all of their Class A Units of PNMAC in exchange for the issuance by New PennyMac to such

Contributors of an aggregate number of shares of New Common Stock equal in number to the Class A Units of PNMAC so contributed. Further, pursuant to the Reorganization Agreement, Highfields, BlackRock and each of the Company's directors and each of the Company's "officers" as defined for purposes of Section 16 under the Exchange Act have agreed to certain transfer restrictions (such persons, the "Restricted Transferors"). Prior to August 14, 2018 (which is the date following the record date for the Distribution), these transfer restrictions prohibit exchanges of Class A Units of PNMAC or shares of Class B Common Stock for shares of Class A Common Stock of Existing PennyMac or the disposition of any Class A Units of PNMAC or shares of Class B Common Stock. Notwithstanding this general prohibition, the transfer restrictions allow exchanges, and any related sales of shares of Class A Common Stock of Existing PennyMac, pursuant to 10b5-1 trading plans that were established prior to the date of the Reorganization Agreement. Also, Contributors have waived their right to receive the Distribution with respect to shares of Class A Common Stock of Existing PennyMac that may be issued to them in exchange for Class A Units of PNMAC after the date of the Reorganization Agreement.

        Following the approval of the Reorganization Agreement by Existing PennyMac stockholders of Class A Common Stock and Class B Common Stock, voting together as a single class, and the satisfaction or waiver of the other conditions to the Reorganization specified in the Reorganization Agreement (which are described below), and simultaneous with the Contribution described above, Merger Sub will merge with and into Existing PennyMac, with Existing PennyMac continuing as the surviving corporation, and the separate corporate existence of Merger Sub will cease. As a result of the Reorganization:

  •
  Each Class A Unit of PNMAC contributed by the Contributors will be exchanged for one share of New Common Stock of New PennyMac and current holders of Class A Units of PNMAC will become stockholders of New PennyMac;

  •
  Each outstanding share of Class A Common Stock of Existing PennyMac will automatically be converted into one share of New Common Stock of New PennyMac and current stockholders of Class A Common Stock of Existing PennyMac will become stockholders of New PennyMac;

  •
  Each outstanding share of Class B Common Stock of Existing PennyMac will automatically be cancelled for no consideration;

  •
  Existing PennyMac will become a wholly-owned subsidiary of New PennyMac; and

  •
  New PennyMac, as the new holding company, will, through its subsidiaries, conduct all of the operations currently conducted by Existing PennyMac.

Treatment of Common Stock in the Reorganization

        Each outstanding share of Class A Common Stock will automatically be converted into one share of New Common Stock of New PennyMac. Each outstanding share of Class B Common Stock will automatically be cancelled for no consideration. Your overall proportionate economic ownership of the entire PNMAC business and your voting control percentage in New PennyMac after the Reorganization will be the same as your current overall proportionate economic ownership of the entire PNMAC business and voting control percentage in Existing PennyMac immediately prior to the Reorganization.

Treatment of Existing PennyMac Equity Incentive Plans and Outstanding Awards in connection with the Reorganization

        At the time of the Reorganization, New PennyMac will assume each Existing PennyMac equity incentive plan (collectively, the "Existing PennyMac Plans"), including all performance share awards, restricted share awards, restricted stock units and other incentive awards covering shares of Existing PennyMac Class A Common Stock, whether vested or not vested, that are then outstanding under each Existing PennyMac Plan. The same number of shares reserved under each Existing PennyMac Plan will be reserved by New PennyMac, and the terms and conditions that are in effect immediately prior to the Reorganization under each outstanding incentive award assumed by New PennyMac will continue in full force and effect after the Reorganization, except that the shares of Class A Common Stock reserved under the plans and issuable under each such award will be replaced by shares of New Common Stock of New PennyMac. Incentive awards granted outside of the U.S. will generally be treated as described above, except to the extent required by local law.

        No adjustment will be made to any outstanding equity incentive awards (whether vested or unvested) in connection with the payment of the Distribution.

Conditions to Completion of the Reorganization

        We will complete the Reorganization only if each of the following conditions is satisfied or waived:

  •
  The absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the New Common Stock of New PennyMac to be issued in the Reorganization;

  •
  The approval of the Reorganization Proposal by the affirmative vote of at least a majority of the voting power of all issued and outstanding shares of common stock of Existing PennyMac, with Class A Common Stock and Class B Common Stock voting together as a single class;

  •
  The receipt of approval for listing on the NYSE of shares of New Common Stock of New PennyMac to be issued in the Reorganization;

  •
  The absence of any order or proceeding that would prohibit or make illegal completion of the Reorganization;

  •
  The receipt by Existing PennyMac of a legal opinion of Goodwin Procter LLP to the effect that for U.S. federal income tax purposes, the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code; and

  •
  The receipt of all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required to be made or obtained in connection with the Reorganization.

Termination of the Reorganization Agreement

        The Reorganization Agreement may be terminated at any time prior to the completion of the Reorganization (even after approval by our stockholders) by (i) action of the Board if it determines that, for any reason, the completion of the transactions provided for therein would be inadvisable or not in the best interest of our Company or our stockholders or (ii) written notice between Existing PennyMac, New PennyMac, Merger Sub and PNMAC on the one hand and certain Contributors holding a majority of the Class A Units then outstanding (including BlackRock and Highfields) on the other hand—if the Reorganization has not occurred nine months after the date of the Reorganization Agreement.

Certain Material U.S. Federal Income Tax Consequences

        The Reorganization is conditioned on, among other things, Existing PennyMac's receipt of a written opinion from Goodwin Procter LLP, tax counsel to Existing PennyMac, to the effect that for U.S. federal income tax purposes the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code. As a result, you should not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of New Common Stock of New PennyMac in exchange for your shares of Class A Common Stock,

Class B Common Stock and/or, as applicable, Class A Units of PNMAC, subject to the discussion below in "Description of the Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences to the Equity Owners of the Reorganization."

        The discussion of the material U.S. federal income tax consequences contained in this registration statement is intended to provide only a general summary and is not a complete description of all potential U.S. federal income tax consequences of the Reorganization. The discussion does not address tax consequences that may vary with, or are dependent on, individual circumstances. In addition, the discussion does not address the effects of any non-U.S., state or local tax laws. For more information, see "The Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences."

Security Ownership of Directors and Executive Officers

        On                        , 2018, the record date for the Special Meeting, directors, executive officers and their affiliates beneficially owned shares representing approximately        % of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, which includes the Class A Common Stock and Class B Common Stock voting together as a single class. The affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac is required to approve the Reorganization Proposal.

Regulatory Requirements in Connection with the Reorganization

        The Reorganization is conditioned on, among other things, (i) the SEC declaring effective the registration statement, of which this proxy statement/prospectus forms a part and (ii) the receipt of approval for listing on the NYSE of shares of New Common Stock of New PennyMac to be issued in the Reorganization. No other material federal or state regulatory requirements must be complied with or material approvals obtained in connection with the Reorganization.

Markets and Market Prices

        New Common Stock of New PennyMac is not currently traded on any stock exchange. We intend to apply to have the shares of New Common Stock of New PennyMac to be received in the Merger to be listed on the NYSE under Existing PennyMac's current trading symbol, "PFSI," at or before the effective time of the Merger. On August 1, 2018, the last trading day before the announcement of the Reorganization Proposal, the closing price per share of Class A Common Stock of Existing PennyMac was $19.15.

Board of Directors and Executive Officers of New PennyMac Following the Reorganization

        We expect that the directors and executive officers of New PennyMac following the Reorganization will be the same as those of Existing PennyMac immediately prior to the Reorganization.

RISK FACTORS

        In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the risks described below in determining whether or not to vote for approval of the Reorganization Proposal. You should carefully consider the additional risks described in our annual, quarterly and current reports, including those identified in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. For more information, see "Where You Can Find Additional Information." You should refer to the explanation of the qualifications and limitations on these forward-looking statements in "Special Note Regarding Forward-Looking Statements."

Risks Related to the Reorganization

If the Reorganization Proposal does not receive sufficient stockholder approval, our Board may choose to defer or abandon the Reorganization.

        The affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, which includes both shares of Class A Common Stock and Class B Common Stock voting together as a single class, is required to approve the Reorganization Proposal. As of the Record Date, holders of Class B Common Stock are entitled to                votes based on the aggregate number of Class A Units of PNMAC outstanding as of such date. Further, as of the Record Date, holders of Class B Common Stock are entitled to                votes of the shares of Class A Common Stock and Class B Common Stock, or control                % of the votes of the shares of the Class A Common Stock and Class B Common Stock, voting together as a single class.

        There is no arrangement or agreement among any stockholder, including among the holders of our Class B Common Stock, on the one hand, and any of Existing PennyMac, New PennyMac, or Merger Sub, on the other hand (nor is there any arrangement or agreement among any of the holders of Class B Common Stock themselves) regarding the approval of the Reorganization Proposal. Each such holder is entitled to vote however they choose with respect to such proposals. Existing PennyMac is holding the Special Meeting specifically for the purpose of seeking approval from the holders of Class A Common Stock and Class B Common Stock of the Reorganization Proposal and the Adjournment Proposal. Existing PennyMac is furnishing this proxy statement to solicit proxies for approval of these proposals. The outcome of the vote on such proposals is uncertain and any (or all) of the holders of Class B Common Stock may choose not to vote in favor of the Reorganization Proposal or the Adjournment Proposal or both. Moreover, no single holder or group of affiliated holders of Class B Common Stock is capable of controlling the outcome of the vote on either the Reorganization Proposal or the Adjournment Proposal acting alone. The holders of Class B Common Stock, each of whom also separately holds Class A Units of PNMAC, have signed the Contribution Agreement as Contributors, wherein they have agreed to contribute their Class A Units of PNMAC to New PennyMac, but only if the conditions precedent to the Reorganization are satisfied, which conditions include, among other things, approval of the Reorganization Proposal, which remains uncertain and remains within the control of the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, at the Special Meeting.

        If the holders of a majority of the voting power of the Class A and Class B Common Stock, voting together as a single class, do not vote in favor of the Reorganization Proposal, we would not likely continue to pursue the Reorganization as currently structured and proposed, Existing PennyMac would remain our top-level parent and publicly-listed entity, and our so-called "Up-C" structure would remain in place.

Even if approved by our stockholders, our Board may choose to defer or abandon the Reorganization.

        Completion of the Reorganization may be deferred or abandoned, at any time prior to consummation, by action of our Board, whether before or after the Special Meeting. Assuming that the Reorganization Proposal is approved at the Special Meeting, we currently expect the Reorganization to take place before the end of calendar 2018. However, even if holders of Class A Common Stock and Class B Common Stock approve the Reorganization Proposal, the Board may elect to defer completion of the Reorganization or may terminate the Reorganization Agreement and abandon the Reorganization should it determine, for any reason, that the Reorganization would not be in the best interests of us or our stockholders. In the event of such termination and abandonment, the Reorganization Agreement will become void and none of Existing PennyMac, New PennyMac, Merger Sub, PNMAC or the Contributors shall have any liability with respect to such termination and abandonment.

We may not obtain the expected benefits of the Reorganization.

        We believe that the Reorganization will provide us with benefits in the future. These benefits include the simplification of our overall corporate structure by transitioning our capital structure into a single-class of outstanding stock as well as an approximate 200% increase in our market capitalization at our parent-level entity. Prior to the Reorganization, our current market capitalization does not take into account the Class A Units of PNMAC that are outstanding because our current market capitalization is based on the product of the current market price of the Class A Common Stock and only the number of outstanding shares of Class A Common Stock. However, after the completion of the Reorganization, we expect the market capitalization of New PennyMac will take into account shares of New Common Stock issued in exchange for both Class A Common Stock of Existing PennyMac and the Class A Units of PNMAC outstanding prior to the Merger, which should increase our total market capitalization.

        As of the Record Date, we have                shares of Class A Common Stock outstanding and                Class A Units of PNMAC outstanding. The Class A Units of PNMAC will be exchanged on a one-for-one basis for shares of New Common Stock of New PennyMac. After completion of the Reorganization, we expect to have outstanding approximately                shares of New Common Stock. The increase in our shares outstanding after the Reorganization should increase our market capitalization at our parent-level entity which, in turn, could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock currently are not eligible (because the market capitalization at our parent-level entity currently does not include the shares of Class A Common Stock of Existing PennyMac that are issuable upon exchange of Class A Units of PNMAC). Further, such eligibility could mean an increased demand for shares of New Common Stock. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the new attributes that we expect the Reorganization will afford us. As a result, we may incur the costs of the Reorganization without realizing the possible benefits.

As a stockholder of New PennyMac, your rights after the Reorganization in some instances will be different from, and may be more or less favorable than, your current rights as a stockholder of Existing PennyMac.

        Immediately prior to, or upon completion of, the Merger, New PennyMac will adopt New PennyMac's Organizational Documents which are attached as Annexes II and III. Upon the completion of the Reorganization, your rights as a stockholder of New PennyMac will be governed by New PennyMac's Organizational Documents, as described in "Description of New PennyMac Capital Stock." New PennyMac's Organizational Documents are substantially similar to Existing PennyMac's Organizational Documents. There are differences, however, that you should carefully review under the caption "Comparative Rights of Holders of New PennyMac Common Stock and Existing PennyMac Common Stock" beginning on page 68. Some of these differences may be more or less favorable to holders of Class A Common Stock.

Even if no shares of Class A Common Stock are voted in favor of the Reorganization Proposal, if sufficient number of votes of Class B Common Stock are voted in favor of the Reorganization Proposal, the Reorganization will be approved.

        Even if no affirmative votes of Class A common stockholders are cast in favor of the Reorganization Proposal, the Reorganization Proposal will be approved if a sufficient number of votes of Class B common stockholders are cast in favor of the Reorganization Proposal. As of the Record Date,                 and                and                 shares of Class A Common Stock and Class B Common Stock and Class A Units of PNMAC are outstanding. Each holder of Class A Units of PNMAC, other than Existing PennyMac, holds one share of our Class B Common Stock. The shares of Class B Common Stock have no economic rights but entitle the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As of the Record Date, holders of Class B Common Stock are entitled to                votes based on the aggregate number of Class A Units of PNMAC outstanding as of such date. Further, as of the Record Date, holders of Class B Common Stock are entitled to                votes of the shares of Class A Common Stock and Class B Common Stock, or control        % of the                votes of the shares of the Class A Common Stock and Class B Common Stock, voting together as a single class. Based upon the percentage of control of the Class B Common Stock of the vote of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, if sufficient affirmative votes of Class B common stockholders are cast in favor of the Reorganization Proposal, the Reorganization will be approved even if no affirmative votes of Class A common stockholders are cast in favor of the Reorganization Proposal.

Members of the management and board of directors of Existing PennyMac and certain affiliates have interests in the Reorganization that are different from, or in addition to, those of holders of shares of Class A Common Stock and Class B Common Stock.

        In considering whether to approve the Reorganization, Class A common stockholders and Class B common stockholders should recognize that members of management and board of directors of Existing PennyMac may have interests in the Reorganization that differ from, or are in addition to, their interests as Class A common stockholders and Class B common stockholders. For a description of these interests, see "Description of the Reorganization Proposal—Interests of Certain Directors and Executive Officers in the Reorganization."

If the Reorganization does not qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and/or a transfer described in Section 351(a) of the Code, holders of Existing PennyMac Class A Common Stock and/or PNMAC Class A Units may be required to pay substantial U.S. federal income taxes.

        The Reorganization is conditioned on, among other things, Existing PennyMac's receipt of an opinion from its tax counsel, Goodwin Procter LLP, to the effect that, for U.S. federal income tax purposes, the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code. The opinion will be based on certain assumptions, representations as to factual matters, and covenants from Existing PennyMac, New PennyMac and Merger Sub. The opinion cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the "IRS") or courts, and there is no assurance that the IRS or a court will not take a contrary position. Existing PennyMac does not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Reorganization. If the IRS or a court determines that the Reorganization should not be treated as described in the opinion, a holder of Existing PennyMac Class A Common Stock or PNMAC Class A Units and Class B Common Stock that is a U.S. person (as defined in the section entitled "Description of the Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences" beginning on page 52) would generally recognize gain or loss for U.S. federal income tax purposes upon the exchange of Existing PennyMac Class A Common Stock, Class B Common Stock, and/or PNMAC Class A Units for New Common Stock of New PennyMac in the Reorganization. For more information on the material U.S. federal income tax consequences of the Reorganization, see the section entitled "Description of the Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences" beginning on page 52.

We may not pay dividends on our common stock in the foreseeable future.

        Other than the Distribution, Existing PennyMac does not have a history of paying dividends. We do not expect New PennyMac to pay dividends in the future. The declaration, amount and payment of any dividends on shares of New Common Stock of New PennyMac will be at the sole discretion of its board of directors. New PennyMac's board may take into account general and economic conditions, the financial condition and operating results of New PennyMac, the available cash and current and anticipated cash needs of New PennyMac, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends to stockholders of New PennyMac and such other factors as deemed relevant in evaluating future dividends. New PennyMac may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit its ability to pay cash dividends. Accordingly, New PennyMac may not pay any dividends on shares of New Common Stock in the foreseeable future.

The market price of shares of New Common Stock of New PennyMac may be negatively affected by sales of substantial amounts of shares of New Common Stock by its affiliates.

        After the completion of the Reorganization, there will be approximately              shares of New Common Stock outstanding, of which approximately              shares (or        %) will be held by "affiliates" (as that term is defined in Rule 144 under the Securities Act). All of these shares will be freely transferable, except for any shares held by affiliates of New PennyMac. However, we expect affiliates of New PennyMac will be able to resell, transfer or otherwise dispose of shares of New Common Stock held by them pursuant to a resale registration statement. Because affiliates of New PennyMac are not subject to any contractual transfer restrictions after the completion of the Reorganization, the market price of shares of New Common Stock may decline significantly when these affiliates resell or otherwise dispose any or all of their shares of New Common Stock. A decline in the price of shares of New Common Stock may hinder New PennyMac's ability to raise capital through the issuance of additional shares of New Common Stock or other securities.

Certain affiliates of Existing PennyMac, including BlackRock and Highfields, will continue to significantly influence the outcome of the votes of shares of New PennyMac and their interests may differ from those of New PennyMac's unaffiliated stockholders.

        BlackRock and Highfields are each currently party to stockholder agreements with Existing PennyMac that provide them with certain rights. In connection with the Reorganization, New PennyMac will enter into nearly identical amended and restated stockholder agreements with BlackRock and Highfields. Pursuant to these stockholder agreements, each of BlackRock and Highfields will have the right to nominate two individuals for election to New PennyMac's board of directors as long as each of BlackRock and Highfields, together with its affiliates, holds at least 15% of the voting power of New Common Stock of New PennyMac, and the right to nominate one individual for election to New PennyMac's board of directors as long as each of BlackRock and Highfields, together with its affiliates, holds at least 10% of the voting power of New Common Stock of New PennyMac. New PennyMac, in turn, will be obligated to use its best efforts to ensure that these nominees are elected. In addition, these agreements will provide that each of BlackRock and Highfields, as long as each of them is entitled to nominate at least one individual for election to the Board of Directors of New PennyMac and at least one designee thereof is then serving on the board of directors of New PennyMac, is entitled to have one designee serve as a member on each committee and subcommittee of the board of directors of New PennyMac. As long as those nominees meet the independence standards applicable to those committees, New PennyMac's board will appoint them as members of such committee or committees upon request. These agreements also will provide that neither New PennyMac's certificate nor New PennyMac's bylaws, as in effect from time to time, may be amended in any manner that is adverse to BlackRock, Highfields or their respective affiliates without the consent of BlackRock or Highfields, as applicable, as long as each, together with their affiliates, holds at least 5% of the voting power of New PennyMac's outstanding shares of capital stock.

New PennyMac's certificate of incorporation contains provisions renouncing its interest and expectancy in certain corporate opportunities identified by or presented to BlackRock and Highfields. Further, anti-takeover provisions in our governing documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

        BlackRock, Highfields and their respective affiliates are in the business of providing capital to growing companies, and may acquire interests in businesses that directly or indirectly compete with certain portions of New PennyMac's business. As is the case under the current certificate of incorporation of Existing PennyMac, New PennyMac's certificate of incorporation in the form that will be in effect upon the completion of the Reorganization will similarly provide that neither BlackRock nor Highfields nor their respective affiliates has any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in a corporate opportunity in the same or similar lines of business in which New PennyMac or its subsidiaries engage. Please refer to "Description of New PennyMac Capital Stock—Corporate Opportunity" for more information regarding corporate opportunities with BlackRock or Highfields.

        Further, New PennyMac's certificate of incorporation and bylaws, each in the form that will be in effect upon the completion of the Reorganization, contain nearly identical provisions to those contained in the current certificate of incorporation of Existing PennyMac, and certain of those provisions may make the acquisition of New PennyMac more difficult without the approval of its board of directors. Please refer to "Description of New PennyMac Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law and New PennyMac's Organizational Documents" for more information regarding these provisions.

Risks Related to the Distribution

Current tax law is complex with respect to the proper treatment for U.S. federal income tax purposes of the Distribution, and our tax counsel is not rendering an opinion regarding such treatment.

        The proper U.S. federal income tax treatment of the Distribution is not entirely clear under current law, and our tax counsel is not rendering an opinion regarding such treatment. The Company intends that the Distribution be treated as a distribution under Section 301 of the Code. Although the Distribution is not contingent on the Reorganization and will occur regardless of whether or not the Reorganization is completed, it is possible that the IRS could treat the Distribution as part of the Merger Consideration paid to Existing PennyMac stockholders who receive the Distribution. Under this characterization, a stockholder receiving such a Distribution could be treated as recognizing gain in the Reorganization, equal to the lesser of: (i) the sum of the amount of cash received in such Distribution; and (ii) the amount, if any, by which the sum of the cash and the fair market value of the New Common Stock of New PennyMac received by the Existing PennyMac stockholder in the Reorganization exceeds such stockholder's tax basis in the Existing PennyMac Class A Common Stock surrendered in exchange therefor. Holders of Existing PennyMac Class A Common Stock who receive the Distribution should consult with their tax advisor regarding the treatment of the Distribution.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement/prospectus, and in the documents incorporated by reference in this proxy statement/prospectus, contain "forward-looking" statements, as defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events. We have identified some of these forward-looking statements with words such as "anticipates," "believes," "expects," "estimates," "is likely," "predicts," "projects," "forecasts," "objectives," "may," "will," "should," "plans" and "intends" and the negative of these words or other comparable terminology. In addition, we may from time to time make forward-looking statements in our annual report, quarterly reports and other filings with the SEC, news releases and other written and oral communications.

        These forward-looking statements are based on our expectations and assumptions, as of the date such statements are made, regarding our future operating performance and financial condition, including the expected timetable for completing the Reorganization, the future financial and operating performance of our Company, as well as the economy and other future events or circumstances.

        Factors that could cause actual results to differ materially from those stated, projected or implied by any forward-looking statements include, but are not limited to: (i) the possibility that the proposed Reorganization will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors or the failure to obtain stockholder approval of the Reorganization Proposal; (ii) the potential for disruption to our business in connection with the proposed Reorganization; (iii) the potential that we do not realize all of the expected benefits of the Reorganization; and (iv) the risks and uncertainties affecting us that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q (including Item 1A. Risk Factors) filed with the SEC, which are available on our website at ir.pennymacfinancial.com or on the SEC's website at www.sec.gov.

        We believe our expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, we undertake no obligation to update any forward-looking statements made in this proxy statement/prospectus whether as a result of new information, future events or otherwise.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR EXISTING PENNYMAC

        The following table sets forth selected historical consolidated financial data for Existing PennyMac as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 and as of and for the six months ended June 30, 2018 and 2017. The following selected historical financial information of Existing PennyMac is being provided to assist you in your analysis of the financial aspects of the Reorganization. Existing PennyMac derived the selected historical financial information as of and for the years ended December 31, 2017, 2016, 2015, 2014, and 2013 from its audited consolidated financial statements and the selected historical financial information as of and for the six months ended June 30, 2018 and 2017 from its unaudited condensed consolidated financial statements. No historical financial statements of New PennyMac are being provided because before the Reorganization, New PennyMac will have no assets, liabilities or operations other than those incidental to its formation.

        The information set forth below is only a summary that you should read together with the audited consolidated financial statements of Existing PennyMac and the accompanying notes thereto, as well as the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Existing PennyMac's Annual Report on Form 10-K for the year ended December 31, 2017 and Existing PennyMac's Quarterly Report on Form 10-Q for the period ended June 30, 2018 that were previously filed with the SEC and are incorporated by reference into this proxy statement/prospectus. The selected historical financial information may not be indicative of the future performance of Existing PennyMac or New PennyMac. For more information, see "Where You Can Find Additional Information" beginning on page 80 of this proxy statement/prospectus.

        During the quarter ended March 31, 2018, the Company adopted the Financial Accounting Standards Board's Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230)—Restricted Cash ("ASU 2016-18"). ASU 2016-18 requires that a statement of cash flows explain the change during the reporting period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statement of cash flows.

        Beginning in the quarterly reporting period ended March 31, 2018, the Company retrospectively changed the presentation of its consolidated statements of cash flows to conform to the requirements of ASU 2016-18. For the purpose of reporting statement of cash flows, the Company has identified tenant security deposits relating to rental properties owned by PennyMac Mortgage Investment Trust and managed by the Company as restricted cash. Such deposits are included in Other assets on the Company's consolidated balance sheets.

        Due to the minor effect of the adoption of ASU 2016-18 on the Company's consolidated financial statements, such consolidated financial statements have not been revised. Following is a summary of the effect of the Company's adoption of ASU 2016-08 on the Company's consolidated statements of cash flows for the each of the three years ended December 31, 2017:

Year ended December 31,	As adjusted	Adjustment	As previously reported
	(in thousands)
Cash flow from operating activities
2017	$(883,412)	$173	$(883,585)
2016	$(938,324)	$198	$(938,532)
2015	$53,221	$77	$53,144
Cash and restricted cash at year end
2017	$38,173	$448	$37,725
2016	$99,642	$275	$99,367
2015	$105,549	$77	$105,472

	Year ended December 31,
	2017	2016	2015	2014	2013
	(in thousands, except per share data)
Condensed Consolidated Statements of Income:
Revenues
Net gains on mortgage loans held for sale	$391,804	$531,780	$320,715	$167,024	$138,013
Loan origination fees	119,202	125,534	91,520	41,576	23,575
Fulfillment fees from PennyMac Mortgage Investment Trust	80,359	86,465	58,607	48,719	79,712
Net mortgage loan servicing fees	306,059	185,466	229,543	216,919	90,010
Management fees and Carried Interest	22,545	23,726	30,865	48,664	53,749
Net interest expense	(1,341)	(25,079)	(19,382)	(9,486)	(1,041)
Other	36,835	3,995	1,242	4,861	2,541

Total net revenue	955,463	931,887	713,110	518,277	386,559

Expenses
Compensation	358,721	342,153	274,262	190,707	148,576
Servicing	117,696	85,857	68,085	48,430	7,028
Other	143,137	120,794	91,570	56,107	48,829

Total expenses	619,554	548,804	433,917	295,244	204,433

Income before provision for income taxes	335,909	383,083	279,193	223,033	182,126
Provision for income taxes	24,387	46,103	31,635	26,722	9,961

Net income	311,522	336,980	247,558	196,311	172,165
Less: Net income attributable to noncontrolling interest	210,765	270,901	200,330	159,469	157,765

Net income attributable to PennyMac Financial Services, Inc. common stockholders	$100,757	$66,079	$47,228	$36,842	$14,400

Earnings per share:
Basic	$4.34	$2.98	$2.17	$1.73	$0.83
Diluted	$4.03	$2.94	$2.17	$1.73	$0.82
Condensed Consolidated Balance Sheets at Year End:
Assets
Mortgage loans held for sale at fair value	$3,099,103	$2,172,815	$1,101,204	$1,147,884	$531,004
Mortgage servicing rights	2,119,588	1,627,672	1,411,935	730,828	483,664
Carried Interest due from Investment Funds	8,552	70,906	69,926	67,298	61,142
Servicing advances	318,066	348,306	299,354	228,630	154,328
Other	1,822,784	914,203	622,875	332,046	354,337

Total assets	$7,368,093	$5,133,902	$3,505,294	$2,506,686	$1,584,475

Liabilities and stockholders' equity
Assets sold under agreements to repurchase	$2,381,538	$1,735,114	$1,166,731	$822,252	$471,592
Mortgage loan participation and sale agreements	527,395	671,426	234,872	143,568	—
Notes payable	891,505	150,942	61,136	146,855	52,154
Excess servicing spread financing at fair value payable to PennyMac Mortgage Investment Trust	236,534	288,669	412,425	191,166	138,723
Other	1,611,447	888,395	567,780	395,579	292,802

Total liabilities	5,648,419	3,734,546	2,442,944	1,699,420	955,271
Stockholders' equity	1,719,674	1,399,356	1,062,350	807,266	629,204

Total liabilities and stockholders' equity	$7,368,093	$5,133,902	$3,505,294	$2,506,686	$1,584,475

Year end per share:
Book value	$19.95	$15.49	$12.32	$9.92	$8.04
Share price	$22.35	$16.65	$15.36	$17.30	$17.55

	Six months ended June 30,
	2018	2017
	(in thousands, except per share data)
Revenues
Net gains on mortgage loans held for sale	$132,360	$185,047
Mortgage loan origination fees	48,991	55,767
Fulfillment fees from PennyMac Mortgage Investment Trust	26,503	37,677
Net mortgage loan servicing fees	230,478	121,076
Management fees, net	11,439	11,381
Carried Interest from Investment Funds	(348)	113
Net interest income (expense)	28,358	(7,519)
Other	4,718	2,652

Total net revenue	482,499	406,194

Expenses
Compensation	200,553	168,207
Servicing	54,789	51,545
Technology	29,774	22,937
Occupancy and equipment	12,884	11,007
Other	36,805	32,506

Total expenses	334,805	286,202

Income before provision for income taxes	147,694	119,992
Provision for income taxes	12,363	14,860

Net income	135,331	105,132
Less: Net income attributable to noncontrolling interest	100,875	83,774

Net income attributable to PennyMac Financial Services, Inc. common stockholders	$34,456	$21,358

Earnings per share:
Basic	$1.41	$0.93
Diluted	$1.38	$0.91
Weighted average shares outstanding
Basic	24,399	23,006
Diluted	78,947	77,641

	June 30, 2018	December 31, 2017
	(in thousands)
Condensed Consolidated Balance Sheets:
Assets
Mortgage loans held for sale at fair value	$2,527,231	$3,099,103
Mortgage servicing rights	2,486,157	2,119,588
Carried Interest due from Investment Funds	370	8,552
Servicing advances	258,900	318,066
Other	1,569,048	1,822,784

Total assets	$6,841,706	$7,368,093

Liabilities and stockholders' equity
Assets sold under agreements to repurchase	1,825,813	2,381,538
Mortgage loan participation and sale agreements	528,368	527,395
Notes payable	1,140,546	891,505
Excess servicing spread financing at fair value payable to PennyMac Mortgage Investment Trust	229,470	236,534
Other	1,255,565	1,611,447

Total liabilities	4,979,762	5,648,419
Stockholders' equity	1,861,944	1,719,674

Total liabilities and stockholders' equity	$6,841,706	$7,368,093

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR NEW PENNYMAC

        We have not provided historical financial statements of New PennyMac because, prior to the Reorganization, it will have no assets, liabilities or operations other than those incident to its formation. For selected historical consolidated financial data of Existing PennyMac, see "Selected Historical Consolidated Financial Information for Existing PennyMac" beginning on page 25.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

FOR NEW PENNYMAC

        The following unaudited pro forma condensed consolidated financial information consists of unaudited pro forma condensed consolidated statements of operations information for the six months ended June 30, 2018 and for the year ended December 31, 2017, and unaudited pro forma condensed consolidated balance sheet information as of June 30, 2018. After completion of the Reorganization, New PennyMac will consolidate the financial statements of Existing PennyMac, which will become its wholly-owned subsidiary after the Reorganization. The unaudited pro forma condensed consolidated financial information presented below has been derived by application of pro forma adjustments to Existing PennyMac's historical financial statements.

        The following unaudited pro forma condensed consolidated financial information is based upon the historical financial statements of Existing PennyMac and its consolidated subsidiaries, adjusted to reflect the Reorganization and the Distribution. The following unaudited pro forma condensed consolidated financial information of New PennyMac should be read in conjunction with the related notes and with the historical consolidated financial statements of Existing PennyMac and the related notes, which are incorporated by reference into this proxy statement/prospectus.

        The unaudited pro forma condensed consolidated statements of operations give effect to the Reorganization as if it had occurred on January 1, 2017, while the unaudited pro forma condensed consolidated balance sheet gives effect to the Reorganization and Distribution as if they had occurred on June 30, 2018. The pro forma adjustments, described in the related notes, are based on the best available information and certain assumptions that Existing PennyMac management believe are reasonable. Excluded from the pro forma statement of operations are amounts that are non-recurring in nature or amounts that are not material, including, but not limited to, legal fees related to the Reorganization.

        The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the Reorganization been completed on January 1, 2017 for the unaudited pro forma condensed consolidated statements of operations, and had the Reorganization and Distribution been completed on June 30, 2018 for the unaudited pro forma condensed consolidated balance sheet information. Readers should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical operating results that New PennyMac would have achieved or any future operating results or financial position that it will experience after the Reorganization is completed. There is no assurance that the Reorganization will occur even if the Reorganization Proposal is approved by Existing PennyMac stockholders. The pro forma adjustments made in connection with the Reorganization are calculated assuming the Reorganization Proposal is approved by Existing PennyMac stockholders.

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma condensed consolidated financial information. Actual results will differ, perhaps materially, from these estimates and assumptions.

        New PennyMac's unaudited pro forma condensed consolidated financial information has been prepared to reflect adjustments to Existing PennyMac's historical financial information that are (1) directly attributable to the Reorganization and the Distribution; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on New PennyMac's results.

PennyMac Financial Services, Inc.
Pro Forma Condensed Consolidated Balance Sheet
June 30, 2018

	Historical	Pro forma adjustments	Pro forma	Notes
	(in thousands except book value per share)
ASSETS
Cash	$189,663	$(10,100)	$179,563	(1)
Mortgage loans held for sale at fair value	2,527,231	—	2,527,231
Mortgage servicing rights	2,486,157	—	2,486,157
Investments in and advances to affiliates	160,049	—	160,049
Mortgage loans eligible for repurchase	879,621	—	879,621
Other	598,985	—	598,985

Total assets	$6,841,706	$(10,100)	$6,831,606

LIABILITIES
Assets sold under agreements to repurchase	$1,825,813	$—	$1,825,813
Mortgage loan participation and sales agreement	528,368	—	528,368
Note payable	1,140,546	—	1,140,546
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under the Tax Receivable Agreement	46,903	—	46,903
Payable to affiliates	329,183		329,183
Income taxes payable	67,357	305,324	372,681	(2)
Liability for loans eligible for repurchase	879,621	—	879,621
Other	161,971	—	161,971

Total liabilities	4,979,762	305,324	5,285,086

STOCKHOLDERS' EQUITY
Class A common stock	3	5	8
Class B common stock	—	—	—
Additional paid-in capital	229,941	1,026,720	1,256,661	(3)
Retained earnings	299,951	(10,100)	289,851	(1)

Total stockholders' equity attributable to PennyMac
Financial Services, Inc. common stockholders	529,895	1,016,625	1,546,520
Noncontrolling interest in Private National Mortgage Acceptance Company, LLC	1,332,049	(1,332,049)	—

Total stockholders' equity	1,861,944	(315,424)	1,546,520

Total liabilities and stockholders' equity	$6,841,706	$(10,100)	$6,831,606

Shares outstanding	25,009	52,398	77,407
Book value per share	$21.19		$19.98	(4)

PennyMac Financial Services, Inc.
Pro Forma Condensed Consolidated Statement of Income
Six months ended June 30, 2018

	Historical	Pro forma adjustments	Pro forma	Notes
	(In thousands except earnings per share)
Revenue
Net gains on mortgage loans held for sale at fair value:
From non-affiliates	$105,047	$—	$105,047
From PennyMac Mortgage Investment Trust	27,313	—	27,313

	132,360	—	132,360

Mortgage loan origination fees:
From non-affiliates	46,241	—	46,241
From PennyMac Mortgage Investment Trust	2,750	—	2,750

	48,991	—	48,991

Fulfillment fees from PennyMac Mortgage Investment Trust	26,503	—	26,503
Net mortgage loan servicing fees:
Mortgage loan servicing fees
From non-affiliates	274,354	—	274,354
From PennyMac Mortgage Investment Trust	20,450	—	20,450
From Investment Funds	3	—	3
Ancillary and other fees	27,808	—	27,808

	322,615	—	322,615
Amortization, impairment and change in estimated fair value of mortgage servicing rights:
Related to servicing for non-affiliates	(84,220)	—	(84,220)
Change in fair value of excess servicing spread payable to PennyMac Mortgage Investment Trust	(7,917)	—	(7,917)

	(92,137)	—	(92,137)

Net servicing fees	230,478	—	230,478

Management fees:
From PennyMac Mortgage Investment Trust	11,424	—	11,424
From Investment Funds	15	—	15

	11,439	—	11,439

Carried Interest	(348)	—	(348)
Net interest expense:
Interest income:
From non-affiliates	93,845	—	93,845
From PennyMac Mortgage Investment Trust	3,874	—	3,874

Interest income	97,719	—	97,719

Interest expense:
To non-affiliates	61,517	—	61,517
To PennyMac Mortgage Investment Trust	7,844	—	7,844

	69,361	—	69,361

Net interest expense	28,358	—	28,358
Change in fair value of investments in and dividends received from PennyMac Mortgage Investment Trust	290	—	290
Other	4,428	—	4,428

Total net revenue	482,499	—	482,499

Expenses
Compensation	200,553	—	200,553
Servicing	54,789	—	54,789
Technology	29,774	—	29,774
Occupancy and equipment	12,884	—	12,884
Other	36,805	—	36,805

Total expenses	334,805	—	334,805

Income before provision for income taxes	147,694	—	147,694
Provision for income taxes	12,363	26,656	39,019	(5)

Net income	135,331	(26,656)	108,675
Less: Net income attributable to noncontrolling interest	100,875	(100,875)	—	(5)

Net income attributable to PennyMac Financial Services, Inc. common stockholders	$34,456	$74,219	$108,675

Earnings per share
Basic	$1.41		$1.41
Diluted	$1.38		$1.38
Weighted-average common shares outstanding
Basic	24,399	52,583	76,982
Diluted	78,947		78,947

 PennyMac Financial Services, Inc.
Pro Forma Condensed Consolidated Statement of Income
Year ended December 31, 2017

	Historical	Pro forma adjustments	Pro forma	Notes
	(in thousands except earnings per share)
Revenue
Net gains on mortgage loans held for sale at fair value:
From non-affiliates	$369,815	$—	$369,815
From PennyMac Mortgage Investment Trust	21,989	—	21,989

	391,804	—	391,804

Mortgage loan origination fees:
From non-affiliates	112,124	—	112,124
From PennyMac Mortgage Investment Trust	7,078	—	7,078

	119,202	—	119,202

Fulfillment fees from PennyMac Mortgage Investment Trust	80,359	—	80,359
Net mortgage loan servicing fees:
Mortgage loan servicing fees
From non-affiliates	475,848	—	475,848
From PennyMac Mortgage Investment Trust	43,064	—	43,064
From Investment Funds	1,461	—	1,461
Ancillary and other fees	58,924	—	58,924

	579,297	—	579,297
Amortization, impairment and change in estimated fair value of mortgage servicing rights:
Related to servicing for non-affiliates	(292,588)	—	(292,588)
Change in fair value of excess servicing spread payable to PennyMac Mortgage Investment Trust	19,350	—	19,350

	(273,238)	—	(273,238)

Net servicing fees	306,059	—	306,059

Management fees:
From PennyMac Mortgage Investment Trust	22,584	—	22,584
From Investment Funds	1,001	—	1,001

	23,585	—	23,585

Carried Interest	(1,040)	—	(1,040)
Net interest expense:
Interest income:
From non-affiliates	135,141	—	135,141
From PennyMac Mortgage Investment Trust	8,038	—	8,038

Interest income	143,179	—	143,179

Interest expense:
To non-affiliates	127,569	—	127,569
To PennyMac Mortgage Investment Trust	16,951	—	16,951

	144,520	—	144,520

Net interest expense	(1,341)	—	(1,341)
Change in fair value of investments in and dividends received from PennyMac Mortgage Investment Trust	118	—	118
Revaluation of payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under the Tax Receivable Agreement	32,940	—	32,940
Other	3,777	—	3,777

Total net revenue	955,463	—	955,463

Expenses
Compensation	358,721	—	358,721
Servicing	117,696	—	117,696
Technology	52,013	—	52,013
Occupancy and equipment	22,615	—	22,615
Other	68,509	—	68,509

Total expenses	619,554	—	619,554

Income before provision for income taxes	335,909	—	335,909
Provision for (benefit from) income taxes	24,387	(39,942)	(15,555)	(5)

Net income	311,522	39,942	351,464
Less: Net income attributable to noncontrolling interest	210,765	(210,765)	—	(5)

Net income attributable to PennyMac Financial Services, Inc.common stockholders	$100,757	$250,707	$351,464

Earnings per share
Basic	$4.34		$4.59	(6)
Diluted	$4.03		$4.49
Weighted-average common shares outstanding
Basic	23,199	53,299	76,498
Diluted	24,999	53,299	78,298

        The unaudited pro forma consolidated financial statements as of and for the periods ended June 30, 2018 and for the year ended December 31, 2017 include the following:

Notes

(1)
Represents the Distribution.

(2)
Represents adjustments to income taxes payable resulting from the Reorganization.

(3)
Represents reclassification of non-controlling interest to additional paid-in capital reduced by income taxes payable relating to such non-controlling interest as a result of the Contribution as summarized below:

June 30, 2018
(in thousands)
Reclassification of non-controlling interest, net of par value attributable to common shares issued	$1,332,044
Increase to income taxes payable attributable to the Contribution net of deferred tax benefit relating to units previously converted	(305,324)

$1,026,720

(4)
Book value per share is calculated by dividing Total stockholders' equity attributable to PennyMac Financial Services, Inc. common stockholders by Shares outstanding as of the applicable date.

(5)
Represents assumption of income attributable to non-controlling interest.

(6)
The pro forma income statement for the year ended December 31, 2017 reflects basic earnings per share ("EPS") of $4.59 per share compared to the historical basic EPS of $4.34 per share. The difference arises from repricing of tax-related balance sheet items of Existing PennyMac's top-level parent company as a result of the reduction in the federal income tax rate under the Tax Cuts and Jobs Act of 2017. Specifically the difference relates to (1) repricing the liability under the Tax Receivable Agreement, and (2) repricing the net deferred tax liability (the "net DTL").

The repricing of the Tax Receivable Agreement liability resulted in income to the Existing PennyMac's top-level parent company which is attributable to its operations as opposed to those of PNMAC. As a result, the benefit of this repricing is not attributable to the PNMAC Class A Units that will be exchanged if the Reorganization is completed.

The deferred tax asset ("DTA") resulting from prior exchanges of PNMAC Class A Units is an asset of Existing PennyMac's top-level company. This DTA offsets the gross DTL arising at PNMAC. The Reorganization, if completed, will result in an increase in the gross DTL attributable to the PNMAC Class A Units to be exchanged but will not affect the offsetting DTA. As a result, the net DTL at December 31, 2017 as shown in the pro forma income statement, and the benefit reflected from repricing that net DTL, is proportionally greater than the historical net DTL at December 31, 2017 and the corresponding benefit from repricing the historical net DTL.

  These differences are summarized below:

	Year ended December 31, 2017
	Difference from expected effect on net income	Effect on basic earnings per share
	(in thousands)
Revaluation of Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under the Tax Receivable Agreement	$(75,676)	$(0.99)
Repricing of net deferred tax liability	94,097	1.23

	$18,421	$0.24

DESCRIPTION OF THE REORGANIZATION PROPOSAL

        This section of the proxy statement/prospectus describes the Reorganization Proposal. Although we believe that the description in this section covers the material terms of the Reorganization Proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the Reorganization Agreement provided below is qualified in its entirety by reference to the full text of the Reorganization Agreement, which we have attached as Annex I to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the Reorganization Agreement for a more complete understanding of the Reorganization Proposal. Your approval of the Reorganization Proposal will constitute your approval of the Reorganization Agreement and the Reorganization.

Overview

        We are asking you to approve the creation of a new holding company above Existing PennyMac to help simplify its overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A and Class B, of common stock of Existing PennyMac that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New PennyMac Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock of Existing PennyMac currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New PennyMac Common Stock, which could assist in our stated goal of seeking to maximize long-term stockholder value.

        The proposal is for holders of Class A Common Stock and Class B Common Stock to approve the Reorganization Agreement by and among (i) Existing PennyMac, (ii) New PennyMac, (iii) Merger Sub, (iv) PNMAC and (v) the Contributors. New PennyMac and Merger Sub are newly formed entities organized by Existing PennyMac for the purpose of participating in the Reorganization.

        As a result of the Reorganization, New PennyMac will replace Existing PennyMac as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Existing PennyMac. Pursuant to the Reorganization Agreement, the Contributors will voluntarily contribute all of their Class A Units of PNMAC in exchange for the issuance by New PennyMac to such Contributors of an aggregate number of shares of New Common Stock equal in number to the Class A Units of PNMAC so contributed. Also, pursuant to the Reorganization Agreement, and simultaneously with the Contribution described above, Merger Sub will merge with and into Existing PennyMac, with Existing PennyMac continuing as the surviving corporation, and each outstanding share of Class A Common Stock will be automatically converted into one share of New Common Stock of New PennyMac and each outstanding share of Class B Common Stock will automatically be cancelled for no consideration.

        Following the completion of the Reorganization, Existing PennyMac will be a wholly-owned subsidiary of New PennyMac, and the Class A Units of PNMAC contributed to New PennyMac in the Contribution, taken together with the Class A Units of PNMAC that will remain owned by Existing PennyMac following the Merger, will constitute one hundred percent (100%) of the issued and outstanding Class A Units of PNMAC, such that following the completion of both the Contribution and the Merger, New PennyMac will hold (directly or indirectly) all of the issued and outstanding Class A Units of PNMAC. Your overall proportionate economic ownership of the entire PNMAC business and your voting control percentage in New PennyMac after the Reorganization will be the same as your current overall proportionate economic ownership of the entire PNMAC business and voting control percentage in Existing PennyMac immediately prior to the Reorganization.

The Principal Parties

PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        PennyMac Financial Services, Inc. ("Existing PennyMac") is headquartered in Westlake Village, California, and is our current top-level parent entity. Existing PennyMac was incorporated in Delaware in December 2012 in connection with our initial public offering. PennyMac Financial Services, Inc. operates and controls all of the business and affairs and consolidates the financial results of PNMAC, which is described further below. Following the Reorganization, Existing PennyMac will become a wholly-owned subsidiary of New PennyMac, shares of Class A Common Stock will be automatically converted, on a one-for-one basis, into shares of New Common Stock of New PennyMac and shares of Class B Common Stock will automatically be cancelled for no consideration.

New PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        New PennyMac, a Delaware corporation, is a newly formed, direct, wholly-owned subsidiary of Existing PennyMac. Existing PennyMac formed New PennyMac for the purpose of participating in the transactions contemplated by the Reorganization Agreement. Prior to the Reorganization, New PennyMac will have no assets or operations other than those incident to its formation. If we complete the Reorganization, New PennyMac will replace Existing PennyMac as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Existing PennyMac.

New PennyMac Merger Sub, LLC
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        Merger Sub, a Delaware limited liability company, is a newly formed, direct, wholly-owned subsidiary of New PennyMac. Existing PennyMac caused Merger Sub to be formed for the purpose of participating in the transactions contemplated by the Reorganization Agreement. Prior to the Reorganization, Merger Sub will have no assets or operations other than those incident to its formation.

Private National Mortgage Acceptance Company, LLC
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        PNMAC, a Delaware limited liability company, was founded in 2008 by members of our executive leadership team and two strategic partners, BlackRock and Highfields. PNMAC is a specialty financial services firm with a comprehensive mortgage platform and integrated business primarily focused on the production and servicing of U.S. residential mortgage loans (activities which we refer to as mortgage banking) and the management of investments related to the U.S. mortgage market. We believe that our operating capabilities, specialized expertise, access to long-term investment capital and our management's experience across all aspects of the mortgage business will allow us to profitably grow these activities and capitalize on other related opportunities as they arise in the future.

The Contributors

        The Contributors are comprised of 45 separate entities and individuals, calculated as of the Record Date, and represent all of the holders of Class A Units of PNMAC other than existing PennyMac. The Contributors include, among others:

  •
  BlackRock;

  •
  Highfields;

  •
  Stanford L. Kurland, our Executive Chairman and a member of our Board of Directors;

  •
  David A. Spector, our President and Chief Executive Officer and a member of our Board of Directors;

  •
  Anne D. McCallion, our Senior Managing Director and Chief Enterprise Operations Officer and a member of our Board of Directors;

  •
  Andrew S. Chang, our Senior Managing Director and Chief Financial Officer;

  •
  Vandad Fartaj, our Senior Managing Director and Chief Capital Markets Officer;

  •
  Doug Jones, our Senior Managing Director and Chief Mortgage Banking Officer;

  •
  David M. Walker, our Senior Managing Director and Chief Risk Officer;

  •
  Matthew Botein, a member of our Board of Directors and a former managing director at BlackRock Inc., a global investment management firm that is affiliated with BlackRock, and who is currently a managing partner of Gallatin Point Capital;

  •
  Joseph Mazzella, a member of our Board of Directors and a former managing director and general counsel at Highfields Capital Management LP, an investment management firm affiliated with Highfields;

  •
  Farhad Nanji, a member of our Board of Directors and a former managing director at Highfields Capital Management LP, an investment management firm affiliated with Highfields, and who is currently a co-founder of MFN Partners Management L.P.; and

  •
  Mark Wiedman, a member of our Board of Directors and global head of the iShares business of BlackRock Inc., a global investment management firm that is affiliated with BlackRock.

Reasons for the Reorganization Proposal

        The following summary describes (i) the history and background of our existing corporate structure and (ii) the reasons for the Reorganization Proposal.

  History and Background of Existing Corporate Structure

        Existing PennyMac is currently structured in what is known as an "Up-C" structure, which was implemented in May 2013 in connection with Existing PennyMac's initial public offering of shares of its Class A Common Stock. Prior to the initial public offering, PNMAC was the top parent-level entity of our corporate structure, and the owners of PNMAC at that time (the "Existing Owners") held various classes of membership units and other equity interests in PNMAC, representing all of the issued and outstanding equity interests in PNMAC at that time. In connection with the initial public offering, a series of transactions occurred as follows:

  •
  Immediately prior to the initial public offering, the limited liability company agreement of PNMAC was amended and restated to, among other things, modify its capital structure by (a) authorizing a single class of limited liability company units of PNMAC as Class A Units and (b) converting all existing classes of limited liability company units held by the Existing Owners into Class A Units of PNMAC;

  •
  Existing PennyMac sold 12,777,777 shares of its Class A Common Stock to the public in the initial public offering;

  •
  Existing PennyMac used the net proceeds from the sale of shares of Class A Common Stock in the initial public offering to purchase 12,777,777 Class A Units of PNMAC;

  •
  Existing PennyMac became the sole managing member of PNMAC, controlling 100% of the voting power in PNMAC, and thereafter consolidating the financial position and results of PNMAC with its own;

  •
  The Existing Owners retained their pre-offering Class A Units in PNMAC, which, after the offering, represented solely economic rights in PNMAC, and no voting rights in PNMAC (subject to limited exceptions);

  •
  The Existing Owners were each issued one share of Class B Common Stock of Existing PennyMac, which represented solely voting rights in Existing PennyMac, and no economic rights, with the number of votes per share of Class B Common Stock equal to the number of Class A Units in PNMAC held by the holder of such share of Class B Common Stock of Existing PennyMac;

  •
  The Existing Owners, Existing PennyMac and PNMAC entered into an Exchange Agreement dated May 8, 2013 (the "Exchange Agreement"), whereby the Existing Owners could exchange from time to time their Class A Units of PNMAC for shares of Class A Common Stock of Existing PennyMac, on a one-for-one basis (subject to conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions), and which exchanges would thereafter correspondingly reduce the voting power of any shares of Class B Common Stock of Existing PennyMac held by such exchanging holder. Since entering into the Exchange Agreement, 10,797,920 Class A Units of PNMAC have been exchanged for shares of Class A Common Stock of Existing PennyMac; and

  •
  The Existing Owners, Existing PennyMac and PNMAC entered into a Tax Receivable Agreement dated May 8, 2013 (the "Tax Receivable Agreement"), whereby Existing PennyMac agreed to pay from time to time to the Existing Owners 85% of the amount of the net tax benefits, if any, that Existing PennyMac is deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of Class A Units of PNMAC for shares of Class A Common Stock of Existing PennyMac and (ii) certain other tax benefits related to Existing PennyMac's entering into the Tax Receivable Agreement.

        A visual representation of our corporate structure immediately following the initial public offering of Existing PennyMac in May 2013 is as follows:

  Historical Reasons for the Existing Corporate Structure

        The existing corporate structure was put in place at the time of the initial public offering of Existing PennyMac for a number of reasons, including among others, the following:

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  Need for Parent C-corporation for Initial Public Offering.  As noted above, prior to the initial public offering of Existing PennyMac, the top level parent entity of our structure was PNMAC, which is a limited liability company. Subject to certain limited exceptions for "publicly-traded partnerships", entities classified as partnerships for U.S. federal tax purposes are effectively unable to sell equity interests in initial public offerings for tax and other reasons. Most initial public offerings in the United States are therefore conducted by traditional C-corporations, and so in connection with the initial public offering, the Board decided that the public company registrant and issuer in the initial public offering should be a C-corporation, and Existing PennyMac was created and the reorganization described above was consummated as a result.

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  Provide for Continued "Pass-Through" Tax Status for Existing Owners.  Although the Board believed it to be necessary that the public company registrant and issuer in the initial public offering be a C-corporation, a direct conversion of the limited liability company entity into a C-corporation immediately prior to the initial public offering would have had a number of implications and effects, including among others, the loss of certain favorable "pass-through" income tax treatment for our Existing Owners. The Board believed that the Existing Owners generally find it advantageous to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes, such as PNMAC. Our current Existing Owners that continue to hold Class A Units of PNMAC generally incur direct U.S. federal, state and local income taxes on their proportionate share of any taxable income of PNMAC. Existing PennyMac, as a holder of Class A Units of PNMAC, also generally incurs direct U.S. federal, state and local income taxes on its proportionate share of any taxable income of PNMAC, and such taxes are owed at the corporate level. Holders of Class A Common Stock of Existing PennyMac do not directly incur such tax liabilities. However, in the event that Existing PennyMac desires to dividend or otherwise distribute any such income to the holders of Class A Common Stock of Existing PennyMac, such dividend or distribution could be subject to an additional layer of taxation on the dividend or distribution itself—in what is sometimes called "double taxation."

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  Deferral of Certain Tax Liabilities for Existing Owners.  An exchange by an Existing Owner of Class A Units of PNMAC for Class A Common Stock of Existing PennyMac is typically a taxable event to the exchanging Existing Owner. Since the Existing Owners are not obligated to exchange any of their Class A Units of PNMAC on any particular timetable, the Existing Owners can control if and when such exchanges occur and in what amounts, and thereby control the timing of such tax liability. This gives the Existing Owners increased flexibility.

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  Tax Receivable Agreement Economics.  A taxable exchange by an Existing Owner of Class A Units of PNMAC for Class A Common Stock of Existing PennyMac also typically results in an increase (or "step-up") in the tax basis of the assets of PNMAC for Existing PennyMac at the time of the exchange pursuant to Section 743(b) of the Code, which "step-up" in tax basis for Existing PennyMac can be utilized by Existing PennyMac to potentially reduce the amount of tax that Existing PennyMac would otherwise be required to pay in the future. These "step-ups" in tax basis for Existing PennyMac resulting from taxable exchanges may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent the tax basis is allocated to those capital assets. Because the "step-ups" in tax basis from such exchanges would not have otherwise been available to Existing PennyMac absent the historical structuring of the initial investments by the Existing Owners in PNMAC directly, Existing PennyMac agreed in the Tax Receivable Agreement to pay to the Existing Owners 85% of the amount of net tax benefits deemed to be realized by Existing PennyMac. Existing PennyMac also benefits by retaining the remaining 15% of the amount of the net tax benefits deemed to be realized through lower taxes.

  Our New Proposed Corporate Structure

        As a result of the Reorganization, the following changes to our corporate structure will occur:

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  One Class of Common Stock Held by All Stockholders.  New PennyMac, which will be our new publicly-traded registrant, will have only one class of common stock, New Common Stock, that is authorized for issuance and that is outstanding, and all of the stockholders of New PennyMac will now hold shares of the same class of the same security as all other stockholders. The class of New Common Stock will carry full economic and voting rights, as does the current Class A Common Stock of Existing PennyMac, and we intend to apply to have the New Common Stock approved for listing on the New York Stock Exchange in connection with the Reorganization.

    The Class B Common Stock of Existing PennyMac will be eliminated and not replicated at New PennyMac. All of our stockholders will hold their equity interests directly in New PennyMac.

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  No Future Exchanges.  Following the completion of the Reorganization, all of the Class A Units of PNMAC will be owned, directly or indirectly, by New PennyMac, and no Class A Units will be owned by the Existing Owners. As such, there will be no future exchanges of Class A Units of PNMAC by Existing Owners for shares of Class A Common Stock of New PennyMac and the Exchange Agreement will be terminated. This means that no future tax benefits will be created by way of such future exchanges, since such exchanges will no longer occur. These future tax benefits were to be shared under the Tax Receivable Agreement with 85% of the value of such tax benefits being distributed to exchanging Existing Owners and 15% of the value of such tax benefits being retained by Existing PennyMac, and thus accruing to the benefit of all of the holders of Class A Common Stock of Existing PennyMac, by way of reduced corporate taxes. Accordingly, both the Existing Owners and the holders of Class A Common Stock of Existing PennyMac will be losing this potential for future value, although the Company believes that such future value was likely to be very limited due to the Company's taxable income outlook, as discussed further below.

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  Tax Receivable Agreement Payments Will Be Made Only to Holders Who Already Exchanged Class A Units Prior to the Reorganization.  Following the Reorganization, New PennyMac, as the top-level parent entity and corporate taxpayer, will only make payments under the Tax Receivable Agreement to those Existing Owners who have already effected exchanges of Class A Units of PNMAC for Class A Common Stock of Existing PennyMac prior to the completion of the Reorganization. Existing Owners that have not already effected such exchanges prior to the completion of the Reorganization, or Existing Owners that have only effected such exchanges with respect to some of their Class A Units, will not be entitled to any future payments under the Tax Receivable Agreement in respect of any Class A Units not exchanged prior to the Reorganization.

        A visual representation of our new proposed corporate structure immediately following the Reorganization is as follows:

  Reasons for the New Proposed Corporate Structure

        Although the existing corporate structure has provided the benefits described above, the Board has subsequently determined that the new proposed corporate structure is advisable for the following reasons:

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  Recent Tax Reform.  On December 22, 2017, President Trump signed into law The Tax Cuts and Jobs Act of 2017 (the "Act"). Among other things, the Act reduced the maximum corporate tax rate from 35% to 21% for corporations such as Existing PennyMac. This reduced rate structure has the effect of lowering Existing PennyMac's potential tax liability in 2018 and future periods, and also therefore potentially reducing the ability of Existing PennyMac to realize any of the net tax benefits attributable to any step-up in tax basis resulting from exchanges of Class A Units in PNMAC for Class A Common Stock of Existing PennyMac.

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  Our Operations Result in Net Tax Benefits Not Likely to Be Realized for Some Time.  In addition to the lower corporate tax rates resulting from the Act, our business operations have evolved in recent periods to result in less taxable income to Existing PennyMac than we may have initially expected. In particular, our loan production volume has grown significantly since our initial public offering in 2013 (i.e., we produced loans with approximately $17 billion in unpaid principal balance for our own account in the year ended December 31, 2013, compared to production of approximately $46 billion in unpaid principal balance for our own account in the year ended December 31, 2017). Income that is associated with mortgage servicing rights that are created upon the securitization of such loans can be deferred under current U.S. tax law, and therefore, this typically results in current period tax losses for our production business and for Existing PennyMac overall. Given our current and expected future loan production levels, we do not expect to utilize tax benefits for some time.

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  Increased Market Capitalization.  After the completion of the Reorganization, the market capitalization of New PennyMac will include not only shares of Class A Common Stock outstanding to prior to the Merger that were converted into shares of New Common Stock on a one-for-one basis but also Class A Units of PNMAC outstanding prior to the Merger that were exchanged on a one-for-one basis for shares of New Common Stock. As of the Record Date,             shares of the Class A Common Stock and            Class A Units of PNMAC were outstanding. We believe that after the completion of the Reorganization, there will be an approximate 200% increase in our market capitalization at our parent-level entity as compared to our market capitalization prior to the Reorganization mainly due to the inclusion of the New Common Stock from the exchange of Class A Units. The increase in our market capitalization at our parent-level entity could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New Common Stock.

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  Reduction in Overall Complexity and Simplified Financial Reporting.  Our existing corporate structure is complex and we have found that it is not easily understood by potential investors, research analysts, lenders, employees, business partners, government agencies and regulators, and various other constituencies with whom we interact on a regular basis. Such individuals may decline to invest, work for, or do business with us if they find our existing corporate structure too difficult to understand, or if they perceive that our existing corporate structure is somehow not as advantageous to them as other more typical structures that are substantially more simple and routine. We believe that the Reorganization substantially simplifies our overall corporate structure by transitioning our capital structure into a single-class of outstanding stock. Moreover, we believe that the Reorganization will also help simplify our financial statements and overall financial reporting, in that it will eliminate the need to continue to allocate income and equity between holders of Class A Common Stock of Existing PennyMac and holders of Class A Units of PNMAC. We believe that this simplification will help investors and research analysts more easily understand our financial statements and certain of our financial metrics, such as our earnings and our book value per share calculations. We believe that this simplification will also cause our financial statements to be more readily comparable to other traditionally-structured publicly-traded companies.

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  Reduction in Certain Administrative Costs of Maintaining Structure.  In our existing corporate structure, when an Existing Owner elects to exchange his or her Class A Units of PNMAC for shares of Class A Common Stock of Existing PennyMac (which an Existing Owner may do from time to time, as often as they wish, and whenever they so elect) a number of internal administrative processes must occur in order to process the exchange, interact with the Company's transfer agent and issue shares of Class A Common Stock to the exchanging Existing Owner. In addition, our internal finance, accounting and tax personnel must also calculate and reflect the impact of such exchange on our consolidated financial statements and also measure the amount of any "step-up" in tax basis generated by such exchange. These processes and procedures may, among other things: (i) take time from our employees' other day-to-day responsibilities in connection with operating our business, (ii) lead to increased costs and expenses to the extent outside parties are required to be involved, (iii) potentially complicate the preparation of our consolidated financial statements and (iv) potentially complicate the review and audit of our consolidated financial statements by our outside auditors.

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  Potential Tax Benefits to Holders of Class A Units of PNMAC.  Pursuant to the Reorganization, the Contributors should not recognize any gain or loss when they contribute all of their Class A Units of PNMAC to New PennyMac in exchange for, on a one-for-one basis, New Common Stock of New PennyMac. The aggregate tax basis of the New Common Stock received in such exchange should be the same as the Contributor's tax basis in the Class A Units of PNMAC surrendered in exchange therefor. Further, any gain on future sales of New Common Stock received by Contributors would be eligible for long-term capital gains treatment if the holding period in such New Common Stock is more than one year. In contrast, it is generally a taxable event for Contributors if they currently exchange their Class A Units for shares of Class A Common Stock under the Exchange Agreement. Further, such exchanges under the Exchange Agreement are generally taxable as ordinary income.

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  Potential for Greater Liquidity in our New Common Stock Over Time.  Because holders of Class A Units of PNMAC may be able to benefit, in some circumstances, from long-term capital gains tax treatment rather than ordinary income tax treatment on future sales of New Common Stock following the Reorganization, we believe that this could make it more likely that such holders are willing to sell their shares of New Common Stock into the public trading market, which could result in greater liquidity and increased daily trading volume in our New Common Stock in the future. This potential increase in liquidity could then in turn help promote less overall volatility in our stock price and potentially create a more efficient trading market in our New Common Stock, which benefits (if realized) would accrue to all holders of our New Common Stock.

Required Vote

        Approval of the Reorganization Proposal requires the affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, which includes both shares of Class A Common Stock and Class B Common Stock voting together as a single class. Abstentions and broker non-votes, if any, will have the same effect as votes "AGAINST" the Reorganization Proposal.

        If the holders of a majority of the voting power of the Class A and Class B Common Stock, voting together as a single class, do not vote in favor of the Reorganization Proposal, we would not likely continue to pursue the Reorganization as currently structured and proposed, Existing PennyMac would remain our top-level parent and publicly-listed entity and our so-called "Up-C" structure would remain in place. The closing of the Reorganization is subject to a number of other conditions in addition to the receipt of stockholder approval, and there can be no assurances that all of such conditions will be satisfied, even if the Class A and Class B common stockholders approve the Reorganization Proposal. Our Board can terminate the Reorganization Agreement at any time prior to the completion of the Reorganization if it determines that, for any reason, the completion of the Reorganization would be inadvisable or not in the best interest of Existing PennyMac or its stockholders.

        However, the approval of the Reorganization Proposal or termination of the Reorganization Agreement will not affect the payment of the Distribution which will occur on August 30, 2018 to holders of record of Class A Common Stock as of August 13, 2018. The Distribution is separate from, and independent of, the Reorganization Proposal and Reorganization Agreement.

Notice of Internet Availability of Proxy Materials

        Under SEC rules, we are furnishing proxy materials to Class A and Class B common stockholders on the Internet rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet as well as vote your shares online. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. We expect to commence mailing the Notice of Internet Availability of Proxy Materials and printed copies of the proxy materials on or about                    , 2018.

Background of the Reorganization

        Our Board and senior management regularly review and discuss Existing PennyMac's performance, business strategy and competitive position in our industry. In addition, our Board and senior management regularly review and evaluate various strategic alternatives, including acquisitions, dispositions and other strategic transactions, as part of ongoing efforts to strengthen our overall business and enhance stockholder value. As part of these ongoing efforts, and in particular after passage of the Act, our senior management in early 2018 began exploring alternatives to our existing corporate structure.

        On February 27, 2018, at a regularly scheduled meeting of the Board, Stanford L. Kurland, our Executive Chairman, introduced the idea of simplifying our overall corporate structure with a view to making our structure easier to understand for investors and, as a result, increasing long-term stockholder value. The Board discussed the current structure of Existing PennyMac and requested that management present potential ways to reorganize the Company and authorized management to discuss potential reorganization options with the holders of our Class B Common Stock.

        On April 30, 2018, management held a conference call with Highfields and BlackRock, our two largest stockholders, to discuss simplifying our corporate structure, increasing our market capitalization and the potential advantages and disadvantages of a corporate reorganization.

        On May 18, 2018, management held a conference call with BlackRock and its tax counsel regarding certain potential tax advantages and disadvantages to restructuring Existing PennyMac.

        On May 30, 2018, at a regularly scheduled meeting of the Board, management made a presentation to the Board regarding a proposed restructuring of the Company through a holding company reorganization. The reorganization would involve Existing PennyMac merging with an indirect wholly-owned subsidiary and, as part of the merger, Existing PennyMac Class A common stockholders would receive New PennyMac common stock and Existing PennyMac Class B common stock would be cancelled to eliminate the Company's current two-class structure. After the reorganization, New PennyMac would therefore have only one class of common stock held by all investors. At the Board meeting, management also again described certain of the potential advantages of the transaction, which primarily consisted of simplifying the Company's overall corporate and capital structure in light of the lower corporate tax rate for corporations, increasing the Company's total market capitalization, and reducing the administrative burdens of maintaining the Company's current capital structure, as well as the potential disadvantages of the transaction, which primarily consisted of the time and expense associated with effectuating the reorganization.

        On May 31, 2018, at a regularly scheduled meeting, the Board again discussed the potential advantages and disadvantages of restructuring Existing PennyMac, and formed a special committee of the Board and appointed James K. Hunt (Chair), Patrick Kinsella, Theodore W. Tozer and Emily Youssouf, as members (the "Special Committee"), all of whom are independent members of the Board. The Board charged the Special Committee with considering, reviewing, evaluating and negotiating the terms and conditions of any such proposed reorganization and ultimately making a recommendation with respect to such reorganization to the Board as to whether the proposed reorganization should be pursued and whether it was in the best interests of the holders of the Company's Class A Common Stock not affiliated with the Company or the holders of the Company's Class B Common Stock. In the process of so forming and charging the Special Committee, the Board resolved that it would not approve any potential reorganization without a prior favorable recommendation from the Special Committee. The Board also resolved that the Special Committee would have full power and authority to select and retain, at the expense of the Company, such experts, consultants or advisors as the Special Committee deemed appropriate in order to assist it in discharging its responsibilities.

        On June 2, 2018, the Special Committee held a conference call with management and Existing PennyMac's outside counsel, Goodwin Procter LLP ("Goodwin") to discuss preliminary matters, including the process the Special Committee should follow and the role it should play in connection with the potential reorganization transaction.

        On June 4, 2018, the Special Committee held a meeting to discuss the reorganization, its advantages and disadvantages and other issues, and drafted a list of questions and requests for information from management. The Special Committee's questions primarily concerned the areas of (i) the mechanics of the Exchange Agreement and the Tax Receivable Agreement and the tax and accounting considerations associated with the reorganization, (ii) the effects of the reorganization on outstanding credit facilities and other material agreements of Existing PennyMac, (iii) regulatory matters, (iv) corporate governance matters and (v) other alternative transaction structures. The Special Committee's requests for information primarily concerned the areas of pro forma historical financial statements giving effect to the proposed reorganization, as well as certain prospective financial information.

        On June 11, 2018, management presented the Special Committee with written responses to its list of questions.

        On June 12, 2018, the Special Committee held a conference call with management and Goodwin to discuss the written responses to its list of questions. The primary area of discussion concerned the difference in book value per share that would occur after completing the reorganization and the underlying reasons for the difference. Management explained that the difference would result from certain assets that were currently reflected on the balance sheet of Existing PennyMac (at the parent entity level), which after the reorganization and calculated on a per share basis, would now be shared across a much larger number of outstanding shares of capital stock following the reorganization. The assets at the parent entity level included, among others, a net benefit under the Company's existing Tax Receivable Agreement, certain other tax assets, certain deferred tax liabilities, certain tax refunds receivable for prior year overpayments, and cash and cash equivalents that had resulted from historical tax distributions from PNMAC to the Company that were in excess of the actual tax liability of the Company ("Excess Cash"). Management further explained that certain of those assets were determined to have limited economic value as they were not likely to be realized for an extended period.

        On June 15, 2018, the Special Committee met to review and evaluate the reorganization transaction. The discussion at this meeting centered around whether a special dividend to the Class A common stockholders of Existing PennyMac would help address the difference in book value per share that would result from the reorganization. The Special Committee believed the special dividend generally should address the difference in book value per share attributable to the parent entity level (i) Excess Cash and (ii) the tax refund receivable, the value of which is expected to be realized in the near term, in each case, as reported on the Company's balance sheet as of June 30, 2018. The Special Committee also drafted a list of questions for Goodwin which primarily concerned the mechanics of a stockholder vote on the reorganization. Further, the Special Committee held a conference call with BlackRock regarding forecasts and estimates that were provided to the Special Committee by management and sought BlackRock's views on the benefits of the reorganization transaction versus the benefits under the Tax Receivable Agreement. The forecasts and estimates prepared by management primarily showed that the Company would not generate taxable income in the near-term and minimal taxable income in the long-term. As a result, the forecasts and estimates helped advise the Special Committee that the net present value of potential benefits to holders of Class A Common Stock resulting from future exchanges of Class A Units of PNMAC would likely be nominal.

        On June 20, 2018, the Special Committee met with management, including representatives of the Company's accounting and tax department, and Goodwin to discuss the responses to its questions, certain financial information and presentation in SEC filings as part of the reorganization and certain tax issues, including the tax-free structure of the transaction and the key terms and mechanics that were likely to result in such tax treatment.

        On June 26, 2018, Mr. Hunt requested management provide more information concerning the special dividend and its relation to the difference in book value per share.

        On June 29, 2018, the Special Committee met with management and Goodwin and discussed the mechanics of a proposed contribution agreement and plan of merger and a registration statement on Form S-4, as well as the possibility of an increase in the conversion ratio for Class A common stockholders in any proposed merger as an alternative to a special dividend. The Special Committee requested a side-by-side analysis and comparison of a special dividend versus an increase in conversion ratio for Class A common stockholders, in each case to address the cash and tax refunds receivable on Existing PennyMac's balance sheet and partially resulting in the difference in book value per share.

        On July 13, 2018, the Special Committee met with management and Goodwin and reviewed a side-by-side analysis and comparison of a special dividend versus an increase in conversion ratio for Class A common stockholders that had been prepared by management. The Special Committee discussed differences in the two approaches with respect to, among other things, (i) the tax treatment of both approaches from the standpoint of a recipient Class A common stockholder, (ii) the impact of both approaches on outstanding equity incentive awards, (iii) financial statement impacts of both approaches, and (iv) the impact of both approaches on the availability of appraisal rights for holders of Class A common stock in connection with the reorganization. After discussion both with management and Goodwin present, and also in executive session, the Committee determined to recommend that the Company proceed with a special cash dividend rather than an increase in the conversion ratio for Class A common stockholders. The Special Committee also made requests of management and Goodwin to see final drafts of the relevant definitive transaction documents with respect to the reorganization so that the Special Committee could review and make a formal recommendation to the Board.

        On July 24, 2018, the Special Committee acted by unanimous written consent to recommend that the Board (i) authorize and approve the merger and other transactions contemplated by the proposed contribution agreement and plan of merger, (ii) authorize, adopt, approve and declare advisable the proposed contribution agreement and plan of merger, and (iii) recommend that stockholders of the Company approve and adopt the proposed contribution agreement and plan of merger and the transactions contemplated thereby, as well as approving for purposes of Section 203 of the DGCL the entry of the holders of Class A Units of PNMAC into the contribution agreement and plan of merger.

        On July 24, 2018, the Board held a meeting to receive the recommendation of the Special Committee with respect to the proposed reorganization transaction, and, if favorable, to discuss and consider the proposed reorganization transaction itself. After receipt of the Special Committee's recommendation and after further discussion, the Board determined to (i) authorize and approve the merger and other transactions contemplated by the proposed contribution agreement and plan of merger, (ii) authorize, adopt, approve and declare advisable the proposed contribution agreement and plan of merger, and (iii) recommend that stockholders of the Company approve and adopt the proposed contribution agreement and plan of merger and the transactions contemplated thereby, as well as approving for purposes of Section 203 of the DGCL the entry of the holders of Class A Units of PNMAC into the contribution agreement and plan of merger. The Board also directed the officers of the Company to attempt to cause each of the proposed Contributors to execute and become party to the proposed contribution agreement and plan of merger.

        On August 2, 2018, the Board, including each member of the Special Committee, received a revised proposed contribution agreement and plan of merger that reflected changes requested by certain Contributors, and the Board unanimously re-authorized, adopted and approved the revised proposed Contribution agreement and plan of merger.

        On August 2, 2018, the Board declared the Distribution, a special, one-time cash dividend of $0.40 per share of Class A Common Stock to holders of record of Class A Common Stock as of August 13, 2018, and to be distributed on or about August 30, 2018.

        Later on August 2, 2018, the parties entered into the Reorganization Agreement and publicly announced the proposed reorganization.

Recommendation of the Special Committee

        After careful consideration, the Special Committee concluded that the Reorganization is advisable and in the best interests of Existing PennyMac and its stockholders (including specifically the holders of the Company's Class A Common Stock not affiliated with the Company or the holders of the Company's Class B Common Stock), approved the transactions contemplated by the proposed contribution agreement and plan of merger, and recommended that the Reorganization Proposal be submitted for stockholder approval.

Recommendation of the Board

        After careful consideration, the Board concluded that the Reorganization is advisable and in the best interests of Existing PennyMac and its stockholders, approved the Reorganization Agreement, and directed that the Reorganization Proposal be submitted for stockholder approval. The Board recommends that stockholders vote FOR the approval of the Reorganization Proposal.

Reorganization Procedure

        Existing PennyMac currently owns all of the issued and outstanding common stock of New PennyMac and New PennyMac currently owns all of the issued and outstanding membership interests of Merger Sub. Pursuant to the Reorganization Agreement, the Contributors will voluntarily contribute all of their Class A Units of PNMAC in exchange for the issuance by New PennyMac to such Contributors of an aggregate number of shares of New Common Stock equal in number to the Class A Units of PNMAC so contributed. Further, pursuant to the Reorganization Agreement, the Restricted Transferors have agreed to certain transfer restrictions. Prior to August 14, 2018 (which is the date following the record date for the Distribution), these transfer restrictions prohibit exchanges of Class A Units of PNMAC or shares of Class B Common Stock for shares of Class A Common Stock of Existing PennyMac or the disposition of any Class A Units of PNMAC or shares of Class B Common Stock. However, the transfer restrictions allow exchanges, and any related sales of shares of Class A Common Stock, pursuant to 10b5-1 trading plans that were established prior to the Reorganization Agreement. Also, all Contributors have waived their right to receive the Distribution with respect to shares of

Class A Common Stock that may be issued to them in exchange for Class A Units of PNMAC after the date of the Reorganization Agreement.

        Following the approval of the Reorganization Agreement by Existing PennyMac stockholders of Class A Common Stock and Class B Common Stock, voting together as a single class, and the satisfaction or waiver of the other conditions to the Reorganization specified in the Reorganization Agreement (which are described below), and simultaneous with the Contribution described herein, Merger Sub will merge with and into Existing PennyMac, with Existing PennyMac continuing as the surviving corporation, and the separate corporate existence of Merger Sub will cease. As a result of the Reorganization:

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  Each Class A Unit of PNMAC contributed by the Contributors will be exchanged for one share of New Common Stock of New PennyMac and current holders of Class A Units of PNMAC will become stockholders of New PennyMac;

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  Each outstanding share of Class A Common Stock of Existing PennyMac will automatically be converted into one share of New Common Stock of New PennyMac and current stockholders of Class A Common Stock of Existing PennyMac will become stockholders of New PennyMac;

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  Each outstanding share of Class B Common Stock of Existing PennyMac will automatically be cancelled for no consideration;

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  Existing PennyMac will become a wholly-owned subsidiary of New PennyMac; and

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  New PennyMac, as the new holding company, will, through its subsidiaries, conduct all of the operations currently conducted by Existing PennyMac.

Treatment of Common Stock in the Reorganization

        Each outstanding share of Class A Common Stock will automatically be converted into one share of New Common Stock of New PennyMac. Each outstanding share of Class B Common Stock will automatically be cancelled for no consideration. Your overall proportionate economic ownership of the entire PNMAC business and your voting control percentage in New PennyMac after the Reorganization will be the same as your current overall proportionate economic ownership of the entire PNMAC business and voting control percentage in Existing PennyMac immediately prior to the Reorganization.

        The total number of shares of New Common Stock of New PennyMac to be issued in the Reorganization will not be known until immediately prior to completing the Reorganization, but is expected to be up to approximately 79.1 million shares of New Common Stock of New PennyMac based on, among other factors, the shares of Existing PennyMac Class A common stock currently outstanding and the Class A Units of PNMAC currently outstanding and the shares of Existing PennyMac Class A Common Stock that may be issuable pursuant to outstanding equity-based incentive awards of Existing PennyMac prior to the completion of the Reorganization.

Treatment of Existing PennyMac Equity Incentive Plans and Outstanding Awards in connection with the Reorganization

        At the time of the Reorganization, New PennyMac will assume each Existing PennyMac Plan, including all performance share awards, restricted share awards, restricted stock units and other incentive awards covering shares of Existing PennyMac Class A Common Stock, whether vested or not vested, that are then outstanding under each Existing PennyMac Plan. The same number of shares reserved under each Existing PennyMac Plan will be reserved by New PennyMac, and the terms and conditions that are in effect immediately prior to the Reorganization under each outstanding incentive award assumed by New PennyMac will continue in full force and effect after the Reorganization, except that the shares of Class A Common Stock reserved under the plans and issuable under each such award will be replaced by shares of New Common Stock of New PennyMac. Incentive awards granted outside of the U.S. will generally be treated as described above, except to the extent required by local law.

        No adjustment will be made to any outstanding equity incentive awards (whether vested or unvested) in connection with the payment of the Distribution.

Issuances of New PennyMac Common Stock Under the Existing PennyMac Plans

        The approval of the Reorganization Proposal will also constitute approval of the assumption by New PennyMac of each of the Existing PennyMac Plans (including the existing share reserves under such plans), and approval that all the outstanding awards under such plans and all future issuances of shares of New Common Stock of New PennyMac will be made in lieu of shares of Existing PennyMac Class A Common Stock under each of the Existing PennyMac Plans, as each will be amended in connection with the Reorganization without further stockholder action.

Corporate Name Following the Reorganization

        Effective as of the time of the completion of the Reorganization, Existing PennyMac and New PennyMac will both be renamed. New PennyMac, which will be the public company following the Reorganization, will be renamed "PennyMac Financial Services Inc." (in order to continue the use of the current public company name for our parent-level public registrant) and Existing PennyMac will be renamed "PNMAC Holdings, Inc." In order to avoid confusion regarding this post-closing name change, we will continue to refer in this proxy statement/prospectus to "New PennyMac" and "New PennyMac Financial Services, Inc." rather than referencing the post-closing name of New PennyMac.

Conditions to Completion of the Reorganization

        We will complete the Reorganization only if each of the following conditions is satisfied or waived:

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  The representations and warranties of the parties in the Reorganization Agreement shall be true and correct in all material respects on and as of the Effective Time;

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  The registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of New Common Stock of New PennyMac to be issued in the Reorganization, shall have been declared effective by the SEC;

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  The absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the New Common Stock of New PennyMac to be issued in the Reorganization;

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  The approval of the Reorganization Proposal by the affirmative vote of at least a majority of the voting power of all issued and outstanding shares of common stock of Existing PennyMac, with Class A Common Stock and Class B Common Stock voting together as a single class;

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  The receipt of approval for listing on the NYSE of shares of New Common Stock of New PennyMac to be issued in the Reorganization;

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  The absence of any order or proceeding that would prohibit or make illegal completion of the Reorganization;

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  The receipt by Existing PennyMac of a legal opinion of Goodwin Procter LLP to the effect that for U.S. federal income tax purposes, the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code;

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  The receipt of all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required to be made or obtained in connection with the Reorganization; and

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  New PennyMac will have used its reasonable best efforts to provide that the resale of the shares of New Common Stock, which are held by certain holders who may be deemed "affiliates" of New PennyMac, will be registered with the SEC at or as soon as practicable following the effective time of the Merger.

Effectiveness of the Reorganization

        The Reorganization will become effective on the date we file the Certificate of Merger with the Secretary of State of the State of Delaware or a later date that we specify therein.

Termination of Reorganization Agreement

        The Reorganization Agreement may be terminated at any time prior to the completion of the Reorganization (even after approval by our stockholders) by (i) action of the Board if it determines that, for any reason, the completion of the transactions provided for therein would be inadvisable or not in the best interest of our Company or our stockholders or (ii) written notice between Existing PennyMac, New PennyMac, Merger Sub and PNMAC on the one hand and certain Contributors holding a majority of the Class A Units then outstanding (including BlackRock and Highfields) on the other hand—if the Reorganization has not occurred nine months after the date of the Reorganization Agreement.

Amendment of Reorganization Agreement

        The Reorganization Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified at any time prior to the completion of the Reorganization (even after approval by our stockholders), by the mutual consent of Existing PennyMac, New PennyMac, Merger Sub, PNMAC and Contributors holding at least a majority of the PNMAC Class A Units then outstanding provided that (i) any amendment that would alter the rights or obligations of BlackRock or Highfields materially and adversely will require their consent and (ii) any amendment that would alter the rights or obligations of any Contributor in a manner that is materially and adversely different than the treatment of other Contributors will require the consent of the party so affected.

Certain Material U.S. Federal Income Tax Consequences

        The following is a discussion of certain material U.S. federal income tax consequences of the Reorganization to U.S. persons who hold (1) Existing PennyMac Class A Common Stock; or (2) Existing PennyMac Class B Common Stock and PNMAC Class A Units (all of such holders, the "Equity Owners"). For purposes of this discussion, we use the term "U.S. person" to mean a beneficial owner that is:

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  An individual who is a citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income tax without regard to its source; or

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  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        Holders who are not U.S. persons may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment to them under U.S. and non-U.S. laws. This discussion applies only to Equity Owners who hold Existing PennyMac Class A Common Stock, Existing PennyMac Class B Common Stock, and/or PNMAC Class A Units as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes). The discussion assumes that the Reorganization will be completed in accordance with the Reorganization Agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the consequences of the Reorganization to a particular holder and may not address U.S. federal income tax consequences applicable to Equity Owners subject to special treatment under U.S. federal income tax law, including, without limitation:

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  financial institutions or insurance companies;

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  mutual funds, regulated investment companies, or real estate investment trusts;

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  tax-exempt organizations;

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  pass-through entities or investors in such entities;

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  dealers or brokers in securities or foreign currencies;

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  Equity Owners who hold individual retirement or other tax-deferred accounts;

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  traders in securities who elect to apply a mark-to-market method of accounting;

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  Equity Owners who actually or constructively own 5 percent or more of the outstanding shares of Existing PennyMac common stock;

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  Equity Owners who hold Existing PennyMac Class A Common Stock, Existing PennyMac Class B Common Stock, or PNMAC Class A Units as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction or other integrated or risk reduction transaction; or

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  Equity Owners who acquired their Existing PennyMac Class A Common Stock, Existing PennyMac Class B Common Stock, or PNMAC Class A Units pursuant to the exercise of employee stock options or otherwise as compensation.

        In addition, tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and under state, local and non-U.S. laws, and the alternative minimum tax or under federal laws other than federal income tax laws, are not addressed in this proxy statement/prospectus.

        If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes is an Equity Owner, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. A partner in a partnership that is an Equity Owner is strongly urged to consult with its own tax advisor regarding the tax consequences of the Reorganization.

        This discussion is based, and the tax opinion referred to in the following paragraphs will be based, upon the provisions of the Code, applicable Treasury regulations, published positions of the Internal Revenue Service, which we refer to as the IRS, judicial decisions and other applicable authorities, as in effect on the date of the registration statement on Form S-4 of which this proxy statement/prospectus is a part or the date of the tax opinion, as the case may be. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinion referred to in the following paragraphs. No rulings have been or will be sought from the IRS concerning the tax consequences of the Reorganization, and the tax opinion of counsel to be received in connection with the Reorganization will not be binding on the IRS or any court. There can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Reorganization described in this discussion or the tax opinion of counsel, or that any such contrary position would not be sustained.

        Tax matters are complicated, and the tax consequences of the Reorganization to Equity Owners will depend on each holder's particular tax situation.

Equity Owners are strongly urged to consult with their own tax advisors regarding the tax consequences of the Reorganization, including the effects of U.S. federal, state and local, non-U.S. and other tax laws.

U.S. Federal Income Tax Consequences to the Equity Owners of the Reorganization

        The Reorganization is conditioned on, among other things, Existing PennyMac's receipt of a written opinion from Goodwin Procter LLP, tax counsel to Existing PennyMac, to the effect that for U.S. federal income tax purposes, the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code.

        Existing PennyMac does not intend to waive this opinion condition to completion of the Reorganization. If Existing PennyMac waives this opinion condition after the registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC, and if the U.S. federal income tax consequences of the Reorganization have materially changed, Existing PennyMac will recirculate this proxy statement/prospectus and resolicit the votes of Existing PennyMac stockholders.

        Subject to qualifications and limitations set forth herein, Goodwin Procter LLP, counsel to Existing PennyMac, is of the opinion that for U.S. federal income tax purposes the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code. Accordingly, for U.S. federal income tax purposes:

  •
  Equity Owners should not recognize any gain or loss in the Reorganization, subject to the discussion below.

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  The aggregate tax basis of the New PennyMac Common Stock received in the Reorganization by an Equity Owner in respect of its Existing PennyMac Class A Common Stock should be the same as such Equity Owner's aggregate tax basis in the Existing PennyMac Class A Common Stock surrendered in exchange therefor. The aggregate tax basis of the New PennyMac Common Stock received in the Reorganization by an Equity Owner in respect of its PNMAC Class A Units should be the same as such Equity Owner's aggregate tax basis in the PNMAC Class A Units surrendered in exchange therefor. The holding period of each share of New PennyMac Common Stock received in the Reorganization by an Existing PennyMac stockholder should include the holding period of the Existing PennyMac Class A Common Stock that such stockholder surrendered in exchange therefor. The holding period of each share of New PennyMac Common Stock received in the Reorganization by a holder of PNMAC Class A Units should include the holding period of the PNMAC Class A Units surrendered in exchange therefor, except to the extent attributable to the holder's indirect share of "hot assets" of PNMAC (including "unrealized receivables" or inventory). Holders of PNMAC Class A Units should be aware that the IRS generally takes the position that New PennyMac Class A Common Stock attributable to the holder's indirect share of such "hot assets" would begin on the day following the Reorganization, and that a material portion of PNMAC's assets may consist of such hot assets.

        The proper U.S. federal income tax treatment of the Distribution is not entirely clear under current law, and counsel is not rendering an opinion regarding such treatment. The Company intends that the Distribution be treated as a distribution under Section 301 of the Code. Although the Distribution is not contingent on the Reorganization and will occur regardless of whether or not the Reorganization is completed, it is possible that the IRS could treat this Distribution as part of the Merger Consideration to the Existing PennyMac holders of Class A Common Stock who receive the Distribution. Under this alternative characterization, an Existing PennyMac holder of Class A Common Stock receiving such a Distribution could be treated as recognizing gain in the relevant merger, equal to the lesser of: (i) the sum of the amount of cash received in such Distribution; and (ii) the amount, if any, by which the sum of the cash and the fair market value of the New PennyMac Common Stock received by the Existing PennyMac stockholder in the Reorganization exceeds such stockholder's tax basis in the Existing PennyMac Class A Common Stock surrendered in exchange therefor. Existing PennyMac holders of Class A Common Stock who receive the Distribution should consult with their tax advisor regarding the treatment of the Distribution.

        The opinion of counsel does not address any state, local or non-U.S. tax consequences of the Reorganization. It is based on certain assumptions and representations from Existing PennyMac, New PennyMac, Merger Sub and PNMAC, as well as certain covenants by those parties. The opinion cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the IRS or courts, and there is no assurance that the IRS or a court will not take a contrary position. Existing PennyMac does not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Reorganization.

U.S. Federal Income Tax Consequences of Holding New PennyMac Common Stock Generally

        If distributions are made to a U.S. holder with respect to the New PennyMac Common Stock, such distributions will generally be treated as dividends to the extent of New PennyMac's current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds such earnings and profits will first be applied to reduce a U.S. holder's tax basis in the New PennyMac Common Stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the New PennyMac Common Stock.

        Upon any sale, exchange, redemption (under certain circumstances) or other disposition of the New PennyMac Common Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder's adjusted tax basis in the New PennyMac Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the New PennyMac Common Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

Backup Withholding for U.S. Holders of New PennyMac Common Stock

        Holders of New PennyMac Common Stock may be subject to backup withholding at the applicable rate (currently 24%) if they fail to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption. Backup withholding is not an additional tax. Rather, any amounts withheld may be credited against such holder's U.S. federal income tax liability, and if backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

The discussion of the U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Reorganization. The discussion set forth above does not address tax consequences that may vary with, or are dependent on, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any non-U.S., state or local tax consequences of the Reorganization and does not address the tax consequences of any transaction other than the Reorganization.

Anticipated Accounting Treatment

        For accounting purposes, the Reorganization will be treated as a transaction between entities under common control of an acquisition of noncontrolling interest. Accordingly, the consolidated financial position and results of operations of Existing PennyMac will be included in the consolidated financial statements of New PennyMac on the same basis as currently presented except for the acquisition of noncontrolling interest that will be accounted for as a capital transaction with no resulting gain or loss.

Authorized Capital Stock

        Existing PennyMac's Certificate currently authorizes the issuance of 200,001,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. New PennyMac's Certificate, which will govern the rights of stockholders of New PennyMac after the Reorganization, authorizes the issuance of 200,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. Upon completion of the Reorganization, the number of shares of New Common Stock of New PennyMac that will be outstanding will be equal to the sum of: (1) the number of shares of Class A Common Stock of Existing PennyMac outstanding immediately prior to the Reorganization and (2) the number of Class A Units of PNMAC (other than those Class A Units held by Existing PennyMac) outstanding immediately prior to the Reorganization. There will be no shares of New PennyMac preferred stock outstanding.

Security Ownership of Directors and Executive Officers

        On                        , 2018, the Record Date for the Special Meeting, directors, executive officers and their affiliates beneficially owned shares representing approximately        % of the voting power of all of the issued and outstanding shares of common stock of Existing PennyMac, which includes the Class A Common Stock and Class B Common Stock voting together as a single class. The affirmative vote of a majority of the voting power of all of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single-class, of Existing PennyMac is required to approve the Reorganization Proposal.

Regulatory Requirements in Connection With the Reorganization

        The Reorganization is conditioned on, among other things, (i) the SEC declaring effective the registration statement of which this proxy statement/prospectus forms a part and (ii) receipt of approval for listing on the NYSE of shares of New Common Stock of New PennyMac to be issued in the Reorganization. No other material federal or state regulatory requirements must be complied with or material approvals obtained in connection with the Reorganization.

Markets and Market Prices

        New Common Stock of New PennyMac is not currently traded on any stock exchange. The completion of the Reorganization is conditioned on the approval for listing of the shares of New Common Stock of New PennyMac issuable in the Reorganization (and any other shares to be reserved for issuance in connection with the Reorganization) on the NYSE. We intend to apply to have the shares of New Common Stock of New PennyMac to be received in the Merger to be listed on the NYSE under Existing PennyMac's current trading symbol, "PFSI", at or before the effective time of the Merger. On August 1, 2018, the last trading day before the announcement of the Reorganization Proposal, the closing price per share of Class A Common Stock of Existing PennyMac was $19.15.

De-listing of Existing PennyMac Common Stock

        Following the Reorganization, Existing PennyMac's Class A common stock will no longer be listed on the NYSE and will no longer be registered under the Exchange Act.

Board of Directors and Executive Officers of New PennyMac Following the Reorganization

        We expect that the directors and executive officers of New PennyMac following the Reorganization will be the same as those of Existing PennyMac immediately prior to the Reorganization.

Interests of Certain Directors and Executive Officers in the Reorganization

        The Contributors are comprised of 45 separate entities and individuals, calculated as of the Record Date, and represent all of the holders of Class A Units of PNMAC other than existing PennyMac. The Contributors include, among others, entities affiliated with BlackRock and Highfields (our two largest stockholders as of the Record Date), as well as:

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  Stanford L. Kurland, our Executive Chairman and a member of our Board of Directors;

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  David A. Spector, our President and Chief Executive Officer and a member of our Board of Directors;

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  Anne D. McCallion, our Senior Managing Director and Chief Enterprise Operations Officer and a member of our Board of Directors;

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  Andrew S. Chang, our Senior Managing Director and Chief Financial Officer;

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  Vandad Fartaj, our Senior Managing Director and Chief Capital Markets Officer;

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  Doug Jones, our Senior Managing Director and Chief Mortgage Banking Officer;

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  David M. Walker, our Senior Managing Director and Chief Risk Officer;

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  Matthew Botein, a member of our Board of Directors and a former managing director at BlackRock Inc., a global investment management firm that is affiliated with BlackRock, and who is currently a managing partner of Gallatin Point Capital;

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  Joseph Mazzella, a member of our Board of Directors and a former managing director and general counsel at Highfields;

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  Farhad Nanji, a member of our Board of Directors and a former managing director at Highfields Capital Management LP, an investment management firm affiliated with Highfields, and who is currently a co-founder of MFN Partners Management L.P.; and

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  Mark Wiedman, a member of our Board of Directors and global head of the iShares business of BlackRock Inc., a global investment management firm that is affiliated with BlackRock.

        Each of the Contributors has agreed in the Reorganization Agreement to voluntarily contribute all of their Class A Units of PNMAC, in exchange for the issuance by New PennyMac to such Contributors of an aggregate number of shares of New Common Stock equal to the Class A Units of PNMAC so contributed. Other than the receipt of the Contribution Shares, the Contributors will receive no additional consideration or other compensation of any kind in connection with the Contribution, and each of the Contributors waived its right to receive any portion of the Distribution.

        Each of the Contributors is also currently a party to (i) the Tax Receivable Agreement, (ii) the Exchange Agreement, which will be terminated in connection with the Reorganization and (iii) the Registration Rights Agreement, which will be amended and restated in connection with the Reorganization. For more information, please see "Certain Transactions with Related Parties."

        In addition, in connection with the Reorganization, Existing PennyMac will assign to New PennyMac, and New PennyMac will assume from Existing PennyMac and agree to perform all of Existing PennyMac's obligations under, all existing indemnification agreements with each of the members of the Board of Directors and certain officers of Existing PennyMac, and all existing employment agreements and offer letters with each of the officers of Existing PennyMac. The terms of the indemnification agreements, employment agreements and offer letters will not be amended or modified in any way in connection with the Reorganization, other than as may be necessary to reflect the assignment of the rights and obligations thereunder from Existing PennyMac to New PennyMac.

        BlackRock and Highfields are each also party to certain stockholder agreements with Existing PennyMac, and such stockholder agreements will be amended and restated in order to provide, among other things, for the assumption of Existing Parent's obligations thereunder by New PennyMac, as well as the elimination of certain provisions relating to Existing Parent's "Up-C" structure. Mr. Weidman is, and Mr. Botein formerly was, affiliated with BlackRock; and Mr. Mazzella and Mr. Nanji were formerly affiliated with Highfields. For more information, please see "Certain Transactions with Related Parties."

        No named executive officer of Existing PennyMac is entitled to any payments or benefits in connection with the Reorganization, including, without limitation, any payments or benefits that otherwise would be reportable pursuant to Item 402(t) of Regulation S-K. Accordingly, because there are no amounts that would be subject to approval pursuant to such a resolution, we have not included a non-binding, advisory resolution commonly known as a "say on golden parachute" resolution in this proxy statement/prospectus.

DESCRIPTION OF THE ADJOURNMENT PROPOSAL

General

        If there are not sufficient votes at the time of the Special Meeting to approve the Reorganization Proposal, the Board may propose to adjourn the Special Meeting to a later date or dates in order to permit the solicitation of additional proxies. Under the provisions of Existing PennyMac's Bylaws, no notice of adjournment need be given to you if the date, time and place of the adjourned meeting are announced, unless the adjournment is for more than 30 days or, after the adjournment, a new record date is fixed for the adjourned meeting.

        In order to permit proxies that have been received by Existing PennyMac at the time of the Special Meeting to be voted for an adjournment, if necessary or appropriate, Existing PennyMac has submitted the Adjournment Proposal to you as a separate matter for your consideration.

        In the Adjournment Proposal, Existing PennyMac is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting and any later adjournments. If Existing PennyMac's stockholders approve the Adjournment Proposal, Existing PennyMac could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the Reorganization Proposal, including the solicitation of proxies from stockholders that have previously voted against the Reorganization Proposal. As a result, even if proxies representing a sufficient number of votes against the Reorganization Proposal have been received, Existing PennyMac could adjourn the Special Meeting without a vote on the Reorganization Proposal and seek to convince the holders of those shares of common stock to change their votes to votes in favor of the Reorganization Proposal.

        The Board believes that if the number of shares of Class A Common Stock and shares of Class B Common Stock present or represented at the Special Meeting and voting in favor of the Reorganization Proposal is insufficient to approve the Reorganization Proposal, it is in the best interests of the stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Reorganization Proposal.

Required Vote

        If a quorum is present, the affirmative vote of a majority of the votes cast is required to approve the Adjournment Proposal. Abstentions and broker non-votes, if any, will be treated as present for the purpose of determining a quorum. If a quorum is present, abstentions and broker non-votes will have no effect on the approval of the Adjournment Proposal. If no quorum is present, the affirmative vote of a majority of the voting power of the shares present is required to approve the Adjournment Proposal. If no quorum is present, abstentions will have the same effect as votes "AGAINST," but broker non-votes, if any, will have no effect on, the approval of the Adjournment Proposal. Under Existing PennyMac's bylaws, the chairman of the Special Meeting also has the authority to adjourn the Special Meeting (whether or not a quorum is present).

The Board of Directors recommends that stockholders vote FOR the approval of the Adjournment Proposal.

 DESCRIPTION OF NEW PENNYMAC CAPITAL STOCK

        New PennyMac is incorporated in the State of Delaware. The rights of stockholders of New PennyMac will generally be governed by Delaware law and New PennyMac's Certificate and New PennyMac's Bylaws, which will be adopted by New PennyMac immediately prior to, or upon completion of the Merger, in substantially the forms attached as Annex II and Annex III, respectively, to this proxy statement/prospectus. As described under the caption "Comparative Rights of Holders of New PennyMac Common Stock and Existing PennyMac Common Stock" beginning on page 68, the rights of stockholders of New PennyMac under New PennyMac's Organizational Documents are substantially similar to the rights of Existing PennyMac Class A common stockholders under Existing PennyMac's Organizational Documents. There are differences, however, that are listed under the caption "Comparative Rights of Holders of New PennyMac Common Stock and Existing PennyMac Common Stock" beginning on page 68, and you should carefully review that summary in deciding how to vote on the Reorganization Proposal.

        The following description of the capital stock of New PennyMac is a summary and is qualified in its entirety by reference to New PennyMac's Organizational documents, including New PennyMac's Certificate, the form of which is attached as Annex II to this proxy statement/prospectus and New PennyMac's Bylaws, the form of which is attached as Annex III to this proxy statement/prospectus.

General

        New PennyMac's authorized capital stock consists of 200,000,000 shares of New Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Unless New PennyMac's board of directors determines otherwise, New PennyMac will issue all shares of its capital stock in uncertificated form.

  Common Stock

        Holders of shares of New Common Stock of New PennyMac are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of shares of New Common Stock of New PennyMac are entitled to receive dividends when and if declared by New PennyMac's board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon any dissolution or liquidation or the sale of all or substantially all of the assets of New PennyMac, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of New Common Stock will be entitled to receive pro rata the remaining assets available for distribution.

        Holders of shares of New Common Stock of New PennyMac do not have preemptive, subscription, redemption or conversion rights.

  Preferred Stock

        New PennyMac's Certificate authorizes the board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders of New PennyMac. The board of directors of New PennyMac is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

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  the number of shares of the series, which the board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

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  the voting rights, if any, of the holders of the series;

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  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates at which dividends, if any, will be payable;

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  the rights of priority and amounts payable, if any, on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of New PennyMac;

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  the redemption rights and price or prices, if any, for shares of the series;

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  the terms of any purchase, retirement or sinking fund, if any, provided for shares of the series;

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  the terms, if any, upon which the shares of the series will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by New PennyMac or any other entity;

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  restrictions, if any, upon issuance of indebtedness of New PennyMac so long as any shares of the series are outstanding; and

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  restrictions, if any, on the issuance of shares of the same series or of any other class or series.

        New PennyMac could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders of New PennyMac may believe to be in their best interests or in which the stockholders of New PennyMac might receive a premium for their shares of common stock over the market price of the shares of common stock.

  Authorized but Unissued Capital Stock

        The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the New Common Stock of New PennyMac remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved New Common Stock or preferred stock may be to enable the board of directors of New PennyMac to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New PennyMac by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive the stockholders of New PennyMac of opportunities to sell their shares of New Common Stock at prices higher than prevailing market prices.

  Anti-Takeover Effects of Provisions of Delaware Law and New PennyMac's Organizational Documents

  Undesignated Preferred Stock

        Immediately prior to, or upon completion of the Merger, New PennyMac's Certificate, attached as Annex II, will become effective and will allow the board of directors of New PennyMac to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire New PennyMac or otherwise effect a change in control of New PennyMac. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

  Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        New PennyMac's Certificate will provide that, subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by or at the direction of the board of directors, two or more of our directors, the chairman of the board, the chief executive officer or one or more holders of at least a minimum percentage of the voting power of the outstanding shares of New PennyMac's capital stock. This minimum will initially be 25% and will automatically increase to 51% on the first date on which the holders of outstanding shares of New Common Stock (other than any holder that was, or whose affiliate was, a member of PNMAC immediately prior to the initial public offering of Existing PennyMac) hold more than 51% of the voting power of all outstanding shares of the capital stock of New PennyMac. New PennyMac's bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of New PennyMac.

        New PennyMac's Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made pursuant to stockholder agreements with BlackRock and Highfields or by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide New PennyMac with certain information. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of New PennyMac.

  Filling of Vacancies and Newly Created Directorships; Conduct of Stockholder Meetings

        Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though such directors may constitute less than a quorum of the board required for such action, and not by the stockholders of New PennyMac. New PennyMac's Bylaws will allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of New PennyMac.

  No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless New PennyMac's Certificate provides otherwise. New PennyMac's Certificate does not expressly provide for cumulative voting.

  Amendments to Certificate of Incorporation and Bylaws

        The DGCL provides that, unless a corporation's certificate of incorporation provides for a greater vote, the affirmative vote of holders of a majority in voting power of the outstanding shares of stock entitled to vote thereon is required to approve amendments to the certificate of incorporation. In addition to the stockholder approval required by the DGCL, the separate stockholder agreements with BlackRock and Highfields provide that New PennyMac's Certificate may not be amended in any manner that is adverse to BlackRock or Highfields without the consent of BlackRock or Highfields, as applicable, as long as such stockholder, together with its affiliates, holds more than 5% of the voting power of all of the outstanding shares of capital stock of New PennyMac.

        New PennyMac's Certificate authorizes the board of directors to amend or repeal New PennyMac's Bylaws, provided that, pursuant to the separate stockholder agreements with BlackRock and Highfields if that action by the board of directors amends the bylaws in a manner adverse to BlackRock or Highfields when that entity, together with its affiliates, holds at least 5% of the voting power of the outstanding shares of capital stock of New PennyMac, such action must be approved by that entity.

  Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise. New PennyMac's Certificate prohibits the taking of any action of our stockholders by written consent without a meeting unless that action is taken with regard to a matter that has been approved by the board of directors or requires the approval only of certain series of New PennyMac preferred stock pursuant to the terms thereof.

  Delaware Anti-Takeover Statute

        New PennyMac has not opted out of, and therefore is subject to, Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of, among other things, mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company's board of directors.

        In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at, or subsequent to, the time that the person became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, if such person is an affiliate or associate of the corporation, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. We expect that Section 203 will have an anti-takeover effect with respect to transactions the board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring New PennyMac to negotiate in advance with the board of directors because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunity

        New PennyMac's Certificate will provide that neither BlackRock nor Highfields or their respective affiliates has any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in a corporate opportunity in the same or similar lines of business in which New PennyMac or its subsidiaries engage. In addition, in the event that either of BlackRock or Highfields, or their respective affiliates, acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for themselves and for New PennyMac or its subsidiaries, then (i) neither NewPennyMac or its subsidiaries or stockholders will have any expectancy in such opportunity and (ii) none of BlackRock, Highfields or any of their affiliates will have any duty to communicate or offer such corporate opportunity to New PennyMac or its subsidiaries or stockholders and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another person or entity, unless such corporate opportunity is expressly offered to such affiliate in his or her capacity as a director or officer of New PennyMac.

Registration Rights

        As part of the Reorganization, that certain Registration Rights Agreement, dated as of May 8, 2013, by and among Existing PennyMac, the Contributors and certain other former members of PNMAC who have previously exchanged Class A Units of PNMAC prior to the Reorganization (the "Registration Rights Agreement") will be amended and restated, in order to, among other things, provide for the assumption of Existing PennyMac's obligations thereunder by New PennyMac.

        Pursuant to the Registration Rights Agreement (as it will be amended and restated in connection with the Reorganization), BlackRock, Highfields and certain of their permitted transferees have the right, under certain circumstances and subject to certain restrictions, to require us to register for resale the shares of New Common Stock of New PennyMac held by them.

        In October 2013, Existing PennyMac filed a registration statement to register for resale the shares of Class A Common Stock of Existing PennyMac to be delivered in exchange for Class A Units of PNMAC on behalf of BlackRock, Highfields and other selling stockholders. The registration statement was declared effective on October 28, 2013. We believe that New PennyMac should be deemed a "successor issuer" of Existing PennyMac in accordance with Rule 414 under the Securities Act and that accordingly, all securities registered under this previous registration statement of Existing PennyMac will be available for sale in the open market following the Reorganization unless restrictions apply.

        Demand Registration Rights.    BlackRock and Highfields and certain permitted transferees each have the right to demand that we register their New Common Stock of New PennyMac for resale, subject to the conditions set forth in the Registration Rights Agreement, no more than three times in any twelve month period. BlackRock and Highfields and certain permitted transferees have the right under the Registration Rights Agreement to require that we register their New Common Stock for resale. Such registration demand must reasonably be expected to result in aggregate gross cash proceeds to such demanding stockholder in excess of $25 million. Each of BlackRock and Highfields and certain permitted transferees will have the right to participate in any such demand registrations. New PennyMac will not be obligated to effect a demand registration within 120 days of the effective date of a registration statement filed by it. New PennyMac may postpone the filing of a registration statement for up to 60 days once in any 12-month period if the board of directors of New PennyMac determines in good faith that the filing would reasonably be expected to materially adversely affect any material financing or acquisition of New PennyMac or require premature disclosure of information that would reasonably be expected to be materially adverse to New PennyMac. The underwriters of any underwritten offering have the right to limit the number of shares of New Common Stock to be included in a registration statement filed in response to the exercise of these demand registration rights. New PennyMac must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

        Piggyback Registration Rights.    BlackRock, Highfields, certain of their permitted transferees and the minority stockholders which are parties to the Registration Rights Agreement will each have the right to "piggyback" on any registration statements that New PennyMac files on an unlimited basis, subject to the conditions set forth in the Registration Rights Agreement. If New PennyMac registers any securities for public sale, stockholders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration for resale by them, subject to specified limitations and exceptions.

        S-3 Registration Rights.    If New PennyMac is eligible to file a registration statement on Form S-3, the stockholders with Form S-3 registration rights under the Registration Rights Agreement and certain permitted transferees can request that New PennyMac register their shares of New Common Stock for resale. Any registration must be reasonably expected by the demanding stockholder to result in aggregate gross cash proceeds to such demanding stockholder in excess of $10 million, and no more than three demands for a Form S-3 registration may be made in any 12-month period. If New PennyMac is eligible as a Well Known Seasoned Issuer, or WKSI, the requesting stockholders may request that the shelf registration statement utilize the automatic shelf registration process under Rule 415 and Rule 462 promulgated under the Securities Act. If New PennyMac is not eligible as a WKSI or is otherwise ineligible to utilize the automatic shelf registration process, then New PennyMac is required to use its reasonable efforts to have the shelf registration statement declared effective.

Limitations of Liability and Indemnification

        Section 145 of the DGCL authorizes a corporation's board of directors to grant indemnification and advancement rights to current or former officers, directors, employees and other corporate agents.

        As permitted by Delaware law, New PennyMac's Certificate will provide that, no director will have any personal liability to New PennyMac or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or is thereafter amended. Pursuant to Delaware law, such protection would be not available for liability:

  •
  for any breach of a duty of loyalty to New PennyMac or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for any transaction from which the director derived an improper benefit; or

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

        New PennyMac's Bylaws further will provide that New PennyMac must indemnify its current or former directors and officers to the fullest extent permitted by Delaware law. New PennyMac's Bylaws will permit New PennyMac to secure insurance on behalf of any current or former officer or director for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

        In addition, New PennyMac's Bylaws also will provide that New PennyMac is required to advance expenses to its current or former directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in New PennyMac's Bylaws are not exclusive.

        New PennyMac's Bylaws will provide that, except for proceedings to enforce rights to indemnification or advancement, New PennyMac is not required to indemnify or advance expenses to a current or former director or officer in connection with any action, suit or proceeding (or part thereof) commenced by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.

        The amended and restated limited liability company agreement of PNMAC also provides that PNMAC indemnify its officers, members, managers and other affiliates to the fullest extent permitted by Delaware law, and advance expenses to its officers, members, managers and other affiliates as incurred in connection with legal proceedings against them for which they may be indemnified. The rights conferred in the amended and restated limited liability company agreement of PNMAC are not exclusive.

        In connection with the Reorganization, Existing PennyMac will assign to New PennyMac, and New PennyMac will assume from Existing PennyMac and agree to perform all of Existing PennyMac's obligations under, all existing indemnification agreements with each of the members of the board of directors and certain officers of Existing PennyMac. The terms of the indemnification agreements will not be amended or modified in any way in connection with the Reorganization, other than as may be necessary to reflect the assignment of the rights and obligations thereunder from Existing PennyMac to New PennyMac.

        These indemnification agreements provide, among other things, that New PennyMac is required to indemnify each director and officer to the fullest extent permitted by Delaware law, New PennyMac's Certificate and New PennyMac's Bylaws for expenses such as, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in New PennyMac's right, arising out of the person's services as a director or executive officer of New PennyMac or as the director or executive officer of any subsidiary of New PennyMac or any other company or enterprise to which the person provides services at New PennyMac's request. In addition, the indemnification agreements also provide that New PennyMac is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive. New PennyMac also maintains directors' and officers' liability insurance.

        The SEC has taken the position that personal liability of directors for violation of the federal securities laws cannot be limited and that indemnification by New PennyMac for any such violation is unenforceable.

        The limitation of liability and indemnification provisions in New PennyMac's Certificate and New PennyMac's Bylaws may discourage stockholders from bringing a lawsuit against New PennyMac's directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against New PennyMac's directors and officers, even though an action, if successful, may benefit New PennyMac and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that New PennyMac pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Market Listing

        We intend to apply to have New PennyMac Common Stock be listed on the NYSE under the symbol "PFSI."

Transfer Agent and Registrar

        The transfer agent and registrar for the New PennyMac Common Stock will be Computershare Trust Company, N.A.

COMPARATIVE RIGHTS OF HOLDERS OF NEW PENNYMAC COMMON STOCK AND
EXISTING PENNYMAC COMMON STOCK

        After completion of the Reorganization, holders of Class A Common Stock of Existing PennyMac will hold shares of New Common Stock of PennyMac and the rights of holders of New Common Stock will be governed by the DGCL and New PennyMac's Organizational Documents. The rights that will be afforded to New PennyMac stockholders under New PennyMac's Organizational Documents are substantially similar to the rights afforded to Existing PennyMac Class A and Class B stockholders under Existing PennyMac's Organizational Documents. There are differences, however, that are listed below and you should carefully review this summary in deciding how to vote on the Reorganization Proposal. This summary is not complete and is qualified by reference to the full text of Existing PennyMac's Certificate, filed as Exhibit 3.1 to Existing PennyMac's Form 8-K filed on May 14, 2013, and incorporated by reference herein, Existing PennyMac's Bylaws, filed as Exhibit 3.2 to Existing PennyMac's Form 8-K filed on March 6, 2018, and incorporated by reference herein, New PennyMac's Certificate, the form of which is attached as Annex II to this proxy statement/prospectus, and New PennyMac's Bylaws, the form of which is attached as Annex III to this proxy statement/prospectus.

Topic	Existing PennyMac	New PennyMac
Capital Stock

• Classes of Stock	• Class A Common Stock • Class B Common Stock • Preferred Stock (undesignated)	• Common Stock • Preferred Stock (undesignated)

• Authorized Shares	• 210,001,000 shares total • 200,000,000 shares Class A Common Stock • 1,000 shares Class B Common Stock • 10,000,000 shares Preferred Stock (undesignated)	• 210,000,000 shares total • 200,000,000 shares Common Stock • 10,000,000 shares Preferred Stock (undesignated)

• Par Value	• $0.0001 per share	• Same

• Voting Rights for Common Stock	• Class A: one vote per share • Class B: one vote per Class A Unit held in PNMAC	• One vote per share for all

• Dividend Rights	• Holders of common stock have the right to receive dividends when, as and if declared by the Board of Directors	• Same

Board of Directors

• Election of Directors	• Majority voting standard in uncontested elections	• Same

• Number of Directors	• Bylaws provide for number of directors as fixed from time to time by Board, provided not in excess of eleven (11)	• Same

• Removal of directors	• Directors may be removed with or without "cause" by a stockholder vote	• Same

Topic	Existing PennyMac	New PennyMac
• Filling Board Vacancies	• Vacancies and newly created directorships may be filled only by a vote of a majority of directors then in office and not by stockholders	• Same

• Indemnification	• Existing PennyMac is generally obligated to indemnify and advance expenses to current or former directors to the fullest extent permitted by law	• Same

Stockholder Rights

• Calling Special Meetings

•

Special meetings of stockholders may only be called by or at the direction of the Board, two or more directors, the chairman, the CEO, or one or more holders of at least a minimum percentage of voting power (currently 25%)

• Same

• Ability to Act by Written Consent

•

Any stockholder action may be taken by written consent signed by the holders of outstanding shares having no less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted, provided that action by written consent is only permissible if the action is taken with regard to a matter that has been approved by the Board

• Same

• Advance notice for proposing business and nominations

•

Notice must generally be provided to the secretary of the Company between 90 and 120 days before anniversary of prior year's annual meeting, subject to certain rights of BlackRock and Highfields under Stockholder Agreements

• Same

• Bylaw Amendments	• Board and/or stockholders may amend, subject to certain rights of BlackRock and Highfields under Stockholder Agreements	• Same

• Charter Amendments	• Board and stockholders may amend, subject to certain rights of BlackRock and Highfields under Stockholder Agreements	• Same

Topic	Existing PennyMac	New PennyMac
• Forum Selection

•

Unless Existing PennyMac consents in writing to the selection of an alternative forum, certain actions (including derivative actions and actions asserting a claim for breach of fiduciary duty owed by any director, officer or stockholder) to be brought exclusively in a state or federal court located within the State of Delaware

• Same

        For more information regarding the Stockholder Agreements with BlackRock and Highfields, see "Certain Transactions with Related Parties."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Beneficial ownership reflected in the tables below is based on 25,116,553 shares of Class A common stock outstanding as July 31, 2018.

        The immediately following table sets forth certain information regarding the beneficial ownership of shares of Class A common stock by each person known to us to beneficially own more than 5% of the outstanding shares of Class A common stock and, further, such information is based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through February 14, 2018 other than with respect to BlackRock. Beneficial ownership is determined with respect to each stockholder in accordance with the rules of the SEC by assuming that such stockholder (and no other stockholder) has exchanged all of its Class A Units of PNMAC for an equivalent number of shares of our Class A common stock.

	Class A Common Stock Beneficially Owned(1)
	Number	Percentage	% of Total Voting Power and Total Economic Interest in PNMAC(2)
5% Stockholders
HC Partners LLC(3) 200 Clarendon Street, 59th Floor Boston, Massachusetts 02116	20,169,732	44.54%	26.05%
BlackRock, Inc.(4) 55 East 52nd Street New York, New York 10055	16,033,571	41.28%	20.71%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, Maryland 21202	3,668,633	14.61%	4.74%
Entities affiliated with Morgan Stanley(6) 1585 Broadway New York, NY 10036	2,240,135	8.92%	2.89%
Entities affiliated with Richard Mashaal(7) 645 Madison Avenue, 10th Floor New York, NY 10022	1,808,382	7.20%	2.34%
Basswood Capital Management, L.L.C.(8) 540 Madison Avenue, 32nd Floor New York, New York 10022	1,784,748	7.11%	2.30%
The Vanguard Group(9) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,694,368	6.75%	2.19%
Entities affiliated with Leon G. Cooperman(10) 7118 Melrose Castle Lane Boca Raton, Florida 33496	1,581,975	6.30%	2.04%
Kurland Family Investments, LLC(11) 3043 Townsgate Road Westlake Village, California 91361	8,314,990	24.87%	10.74%

(1)
Subject to the terms of the Exchange Agreement, Class A Units of PNMAC not held by us are exchangeable at any time and from time to time for shares of our Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A Common Stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. The number of shares of Class A Common Stock listed in this table as being beneficially owned as a result of Class A Units of PNMAC held by any entity or individual assumes an exchange of such Class A Units for shares of Class A Common Stock on a one-for-one basis. As of July 31, 2018, a total of 52,313,192 Class A Units were exchangeable for shares of Class A common stock.

(2)
Represents the percentage of voting power of the Class A Common stock and Class B Common stock of PennyMac Financial Services, Inc. voting together as a single class. Each holder of Class A Units of PNMAC other than the Company also holds one share of Class B Common Stock. The shares of Class B Common Stock have no economic rights but entitle the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As a holder exchanges Class A Units of PNMAC for shares of our Class A Common Stock pursuant to the exchange agreement, the voting power afforded to the holder by its share of Class B common stock will be automatically and correspondingly reduced. Total economic interest in PNMAC is calculated as the percentage of all outstanding Class A Units of PNMAC beneficially held by the stockholder, directly or indirectly through PennyMac Financial Services, Inc., assuming that each share of Class A Common Stock held is equivalent to one Class A Unit of PNMAC.

(3)
Consists entirely of 20,169,732 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

(4)
Consists entirely of 472,924 shares of Class A Common Stock acquired for certain client accounts (by funds and accounts for which BlackRock, Inc.'s advisory subsidiaries act as investment advisers), 1,800,000 shares of Class A Common Stock received by BlackRock Mortgage Ventures, LLC upon exchange of its Class A Units of PNMAC on December 13, 2013, and 13,760,647 Class A Units of PNMAC exchangeable by BlackRock Mortgage Ventures, LLC for shares of Class A Common Stock. BlackRock Mortgage Ventures, LLC is indirectly wholly-owned by BlackRock, Inc. BlackRock, Inc. controls the voting and investment power with respect to the securities held by BlackRock Mortgage Ventures, LLC and, therefore, may be deemed to be the beneficial owner of the shares of Class A Common Stock beneficially owned by that entity.

(5)
As reported in Amendment No. 5 to Schedule 13G filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc., or T. Rowe Price. In the Schedule 13G amendment, T. Rowe Price disclosed that it has the sole voting power over 551,542 shares of Class A Common Stock and sole dispositive power over 3,668,633 shares of Class A Common Stock as of December 31, 2017.

(6)
As reported on a Schedule 13G jointly filed with the SEC on February 12, 2018 by Morgan Stanley and Morgan Stanley Capital Services LLC, or Morgan Stanley Capital, a wholly-owned subsidiary of Morgan Stanley. In the Schedule 13G, Morgan Stanley disclosed that it has shared voting and dispositive power over 1,274,991 shares of Class A Common Stock that are owned, or may be deemed to be beneficially owned, by Morgan Stanley Capital.

(7)
As reported in Amendment No. 5 to Schedule 13G jointly filed with the SEC on February 12, 2018 by Senvest Management, LLC, or Senvest, and Richard Mashaal, or Mr. Mashaal. In the Schedule 13G amendment, Senvest disclosed that it has shared voting and dispositive power over 1,808,382 shares of Class A Common Stock, and Mr. Mashaal has shared voting and dispositive power over 1,808,382 shares of Class A Common Stock as of December 31, 2017. The shares are held in the accounts of Senvest Master Fund, LP and Senvest Global (KY), LP, or the Investment Vehicles. Senvest serves as investment manager of the Investment Vehicles and Mr. Mashaal is the managing member of Senvest.

(8)
As reported on a Schedule 13G jointly filed with the SEC on February 9, 2018 by Basswood Capital Management, L.L.C., or Basswood, Matthew Lindenbaum and Bennett Lindenbaum. In the Schedule 13G, Basswood disclosed that it has shared voting and dispositive power over 1,784,748 shares of Class A Common Stock with Matthew Lindenbaum and Bennett Lindenbaum.

(9)
As reported in Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, or Vanguard. In the Schedule 13G amendment, Vanguard disclosed that it has the sole voting power over 17,684 shares of Class A Common Stock, sole dispositive power over 1,677,213 shares of Class A Common Stock, and shared dispositive power over 17,684 shares of Class A Common Stock as of December 31, 2017.

(10)
As reported in the Amendment No. 3 to Schedule 13G filed on February 14, 2018 by Leon G. Cooperman. Consists of 100,000 shares of Class A Common Stock owned by Mr. Cooperman, 658,400 shares of Class A Common Stock owned by Omega Capital Partners, L.P., or Capital LP, 180,268 shares of Class A Common Stock owned by Omega Capital Investors, L.P., or Investors LP, 306,200 shares of Class A Common Stock owned by Omega Equity Investors, L.P., or Equity LP, 304,407 shares of Class A Common Stock owned by Omega Overseas Partners, Ltd., or Overseas, and 32,700 shares of Class A Common Stock held in managed accounts over which Leon Cooperman has investment discretion. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C., or Associates. Associates is a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles. Associates is the general partner of Capital LP, Investors LP, and Equity LP. These entities are private investment firms engaged in the purchase and sale of securities for investment for their own accounts. Mr. Cooperman is the president and majority stockholder of Omega Advisors, Inc., or Advisors, which serves as the investment manager to Overseas. Mr. Cooperman has investment discretion over portfolio investments of Overseas. Advisors also serves as a discretionary investment advisor to a limited number of institutional clients. Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP, Equity LP, and Advisors.

(11)
Consists entirely of 8,314,990 Class A Units of PNMAC exchangeable for shares of Class A Common Stock. Stanford L. Kurland, as the sole manager of Kurland Family Investments, LLC, controls the voting and investment power with respect to the securities held by that entity and, therefore, may be deemed to be the beneficial owner of the shares of Class A Common Stock beneficially owned by that entity.

EXISTING PENNYMAC COMMON STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS OF EXISTING PENNYMAC

        The following table sets forth certain information regarding the beneficial ownership of shares of Class A Common Stock by (1) each of our named executive officers, (2) each of our current directors, and (3) all of our current directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Class A Common Stock Beneficially Owned(1)(2)
	Number	Percentage	% of Total Voting Power and Total Economic Interest in PNMAC(3)
Executive Officers and Directors
Stanford L. Kurland(4)	9,247,055	26.92%	11.85%
David A. Spector(5)	1,944,409	7.19%	2.50%
Anne D. McCallion(6)	636,700	2.47%	*
Andrew S. Chang(7)	991,288	3.80%	1.28%
Vandad Fartaj(8)	963,041	3.70%	1.24%
Doug Jones(9)	810,750	3.13%	1.05%
David M. Walker(10)	567,767	2.21%	*
Matthew Botein(11)	754,317	2.92%	*
James K. Hunt	56,889	*	*
Patrick Kinsella	16,757	*	*
Joseph Mazzella(12)	783,384	3.03%	1.01%
Farhad Nanji(13)	171,011	*	*
Theodore W. Tozer	1,082	*	*
Mark Wiedman(14)	75,985	*	*
Emily Youssouf	18,714	*	*
Directors and executive officers as a group (15 persons)	17,039,149	40.43%	21.63%

*
Represents less than 1.0%.

(1)
Subject to the terms of the exchange agreement, Class A Units of PNMAC not held by the Company are exchangeable at any time and from time to time for shares of our Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A Common Stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. The number of shares of Class A Common Stock listed in this table as being beneficially owned as a result of Class A Units of PNMAC held by any entity or individual assumes an exchange of such Class A Units for shares of Class A Common Stock on a one-for-one basis. As of July 31, 2018, a total of 52,313,192 Class A Units were exchangeable for shares of Class A Common Stock.

(2)
Based on 25,116,553 shares of Class A Common Stock outstanding as of July 31, 2018. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of any shares of Class A Common Stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of July 31, 2108. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. None of the shares have been pledged as security.

(3)
Represents the percentage of voting power of the Class A Common Stock and Class B Common Stock of PennyMac Financial Services, Inc. voting together as a single class. Each holder of Class A Units of PNMAC other than the Company also holds one share of our Class B Common Stock. The shares of Class B Common Stock have no economic rights but entitle the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to the Company's stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As a holder exchanges Class A Units of PNMAC for shares of our Class A Common Stock pursuant to the exchange agreement, the voting power afforded to the holder by its share of Class B Common Stock will be automatically and correspondingly reduced. Total economic interest in PNMAC is calculated as the percentage of all outstanding Class A Units of PNMAC beneficially held by the stockholder, directly or indirectly through PennyMac Financial Services, Inc., assuming that each share of Class A Common Stock held is equivalent to one Class A Unit of PNMAC.

(4)
Includes 8,599,338 Class A Units of PNMAC exchangeable for shares of Class A Common Stock, including 8,314,990 Class A Units of PNMAC owned by Kurland Family Investments, LLC.

(5)
Includes 1,699,729 Class A Units of PNMAC exchangeable for shares of Class A Common Stock, including 465,604 Class A Units of PNMAC owned by ST Family Investment Company LLC.

(6)
Includes 520,720 Class A Units of PNMAC exchangeable for shares of Class A Common Stock held in a family trust.

(7)
Includes 856,671 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

(8)
Includes 845,254 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

(9)
Includes 712,767 Class A Units of PNMAC exchangeable for shares of Class A Common Stock held in a family trust.

(10)
Includes 463,055 Class A Units of PNMAC exchangeable for shares of Class A Common Stock held in a family trust.

(11)
Includes 738,552 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

(12)
Includes 331,052 Class A Units of PNMAC exchangeable for shares of Class A Common Stock. Does not include 407,031 Class A Units of PNMAC owned by the Mazzella Family Irrevocable Trust. Mr. Mazzella is not a trustee of that entity and, therefore, would not be deemed to be the beneficial owner of the Class A Units of PNMAC held by that entity.

(13)
Includes 122,109 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

(14)
Includes 54,556 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

CERTAIN TRANSACTIONS WITH RELATED PARTIES

        The following related party transaction information is in addition to the related party transaction information described in Existing PennyMac's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 9, 2018, including information specifically incorporated by reference therein from Existing PennyMac's Proxy Statement on Schedule 14A filed with the SEC on April 17, 2018, incorporated by reference herein.

Interests in the Reorganization

        Certain of our directors, executive officers and holders of more than 5% of the membership interests of PNMAC, or their immediate family members, have or will have a direct or indirect material interest in the Reorganization.

        The Contributors are comprised of 45 separate entities and individuals, calculated as of the Record Date, and represent all of the holders of Class A Units of PNMAC, other than those Class A Units held directly by Existing PennyMac. The Contributors include, among others, entities affiliated with:

  •
  BlackRock (who beneficially owns, as of July 31, 2018, approximately 20.71% of the total voting power and total economic interest in PNMAC, through its ownership of Class A Units of PNMAC and shares of Class B Common Stock of Existing PennyMac);

  •
  Highfields (who beneficially owns, as of July 31, 2018, approximately 26.05% of the total voting power and total economic interest in PNMAC, through its ownership of Class A Units of PNMAC and shares of Class B Common Stock of Existing PennyMac);

  •
  Stanford L. Kurland, our Executive Chairman and a member of our Board of Directors;

  •
  David A. Spector, our President and Chief Executive Officer and a member of our Board of Directors;

  •
  Anne D. McCallion, our Senior Managing Director and Chief Enterprise Operations Officer and a member of our Board of Directors;

  •
  Andrew S. Chang, our Senior Managing Director and Chief Financial Officer;

  •
  Vandad Fartaj, our Senior Managing Director and Chief Capital Markets Officer;

  •
  Doug Jones, our Senior Managing Director and Chief Mortgage Banking Officer;

  •
  David M. Walker, our Senior Managing Director and Chief Risk Officer;

  •
  Matthew Botein, a member of our Board of Directors and a former managing director at BlackRock Inc., a global investment management firm that is affiliated with BlackRock, and who is currently a managing partner of Gallatin Point Capital;

  •
  Joseph Mazzella, a member of our Board of Directors and a former managing director and general counsel at Highfields Capital Management LP, an investment management firm affiliated with Highfields;

  •
  Farhad Nanji, a member of our Board of Directors and a former managing director at Highfields Capital Management LP, an investment management firm affiliated with Highfields, and who is currently a co-founder of MFN Partners Management L.P.; and

  •
  Mark Wiedman, a member of our Board of Directors and global head of the iShares business of BlackRock Inc., a global investment management firm that is affiliated with BlackRock.

        Each of the Contributors has agreed in the Reorganization Agreement to voluntarily contribute all of the Class A Units of PNMAC held by them to New PennyMac, in exchange for the issuance by New PennyMac to such Contributors of an aggregate number of shares of New Common Stock of

New PennyMac that is equal in number to the number of Class A Units of PNMAC so contributed by the Contributors. Other than the receipt of the Contribution Shares, the Contributors will receive no additional consideration or other compensation of any kind in connection with the Contribution, and each of the Contributors waived its right to receive any portion of the Distribution with respect to any shares of Class A Common Stock that are issued to such Contributors in exchange for Class A Units of PNMAC after the date of the Reorganization Agreeement.

        Each of the Contributors is also currently a party to (i) the Tax Receivable Agreement, (ii) the Exchange Agreement, which will be terminated in connection with the Reorganization and (iii) the Registration Rights Agreement, which will be amended and restated in connection with the Reorganization.

        In addition, in connection with the Reorganization, Existing PennyMac will assign to New PennyMac, and New PennyMac will assume from Existing PennyMac and agree to perform all of its obligations under, all existing indemnification agreements with each of the members of the Board of Directors and certain officers of Existing PennyMac, and all existing employment agreements and offer letters with each of the officers of Existing PennyMac. The terms of the indemnification agreements, employment agreements and offer letters will not be amended or modified in any way in connection with the Reorganization, other than as may be necessary to reflect the assignment of the rights and obligations thereunder from Existing PennyMac to New PennyMac.

        BlackRock and Highfields are each also party to certain stockholder agreements with Existing PennyMac, and such stockholder agreements will be amended and restated in order to provide, among other things, for the assumption of Existing Parent's obligations thereunder by New PennyMac, as well as the elimination of certain provisions relating to Existing Parent's "Up-C" structure. Mr. Weidman is, and Mr. Botein formerly was, affiliated with BlackRock; and Mr. Mazzella and Mr. Nanji were formerly affiliated with Highfields.

        Each of the foregoing agreements, to the extent such agreements will remain in effect following the completion of the Reorganization, is discussed in further detail below.

  Tax Receivable Agreement

        Under Existing PennyMac's historical "Up-C" structure, the Class A Unit holders of PNMAC, other than Existing PennyMac, have had the right (subject to the terms of the Exchange Agreement) to exchange their Class A Units of PNMAC for shares of Class A Common Stock of Existing PennyMac, initially on a one-for-one basis. PNMAC has had in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of Class A Units of PNMAC for shares of Class A Common Stock of Existing PennyMac has occurred (or could occur) which likely resulted in a special adjustment for Existing PennyMac with respect to the tax basis of the assets of PNMAC at the time of an exchange of Class A Units of PNMAC, which adjustment affected (and will affect) only Existing PennyMac, which we refer to in this discussion as the "corporate taxpayer." These exchanges have resulted (and will result) in special increases for the corporate taxpayer in the tax basis of the assets of PNMAC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that the corporate taxpayer would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

        Existing PennyMac entered into the Tax Receivable Agreement in May 2013 with the Existing Owners that provides for the payment from time to time by the corporate taxpayer to the Existing Owners of 85% of the amount of the net tax benefits, if any, that the corporate taxpayer is deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of

Class A Units of PNMAC and (ii) certain other tax benefits related to Existing PennyMac's entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payment obligations are obligations of the corporate taxpayer and not of PNMAC. For purposes of the Tax Receivable Agreement, the tax benefit deemed realized by the corporate taxpayer is computed by comparing the actual income tax liability of the corporate taxpayer (calculated with certain assumptions) to the taxes that the corporate taxpayer would have been required to pay had there been no increase to the tax basis of the assets of PNMAC as a result of the exchanges, and had the corporate taxpayer not entered into the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless (i) the corporate taxpayer exercises its right to terminate the Tax Receivable Agreement in exchange for an early termination payment in an amount based on the present value of the anticipated future tax benefits (calculated with certain assumptions) or (ii) the corporate taxpayer breaches any of its material obligations under the Tax Receivable Agreement in which case all obligations will generally be accelerated and due as if the corporate taxpayer had exercised its right to terminate the agreement.

        Following the Reorganization, New PennyMac, as the new top-level parent entity and corporate taxpayer, will only make payments under the Tax Receivable Agreement to those Existing Owners who have already effected exchanges of Class A Units of PNMAC for Class A Common Stock of Existing PennyMac prior to the completion of the Reorganization. Those Existing Owners that have not already effected such exchanges prior to the completion of the Reorganization (or those that have only effected such exchanges with respect to some of their Class A Units) will not be entitled to any future payments under the Tax Receivable Agreement in respect of any unexchanged Class A Units.

        The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the corporate taxpayer's (or its successor's) obligations with respect to previously exchanged Class A Units of PNMAC would be based on certain assumptions, including that the corporate taxpayer would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement. As a result, (i) New PennyMac could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual net tax benefits New PennyMac realizes in respect of the tax attributes subject to the Tax Receivable Agreement and (ii) if New PennyMac elects to terminate the Tax Receivable Agreement early, New PennyMac would be required to make an immediate payment equal to the present value of the anticipated future net tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, New PennyMac's obligations under the Tax Receivable Agreement could have a substantial negative impact on New PennyMac's liquidity, as well as its attractiveness as a target for an acquisition.

        We do not believe the Reorganization will be deemed to constitute a change of control or an early termination under the Tax Receivable Agreement.

        Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of a corporate tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Payments not made when due under the Tax Receivable Agreement generally would accrued interest at a rate of LIBOR plus 500 basis points. However, in the event that New PennyMac does not have sufficient cash available to make a payment under the Tax Receivable Agreement when that payment is due, under certain circumstances New PennyMac may elect to defer that payment for up to two years. Payments that are deferred pursuant to this election would accrue interest at a rate of LIBOR plus 350 basis points.

        Payments under the Tax Receivable Agreement will be based on the tax reporting positions that New PennyMac will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, the corporate taxpayer will not be reimbursed for any payments previously made under the Tax Receivable Agreement (except to the extent such amounts can be applied against future amounts that would otherwise be due under the Tax Receivable Agreement). As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

  Exchange Agreement

        The Exchange Agreement will be terminated in connection with the Reorganization and will be of no further force and effect following the Reorganization.

  Registration Rights Agreement

        See the description of the Registration Rights Agreement in "Description of New PennyMac Capital Stock—Registration Rights."

  Indemnification Agreements

        In connection with the Reorganization, Existing PennyMac will assign to New PennyMac, and New PennyMac will assume from Existing PennyMac and agree to perform all of its obligations under, all existing indemnification agreements with each of the members of the Board of Directors and certain officers of Existing PennyMac. The terms of the indemnification agreements will not be amended or modified in any way in connection with the Reorganization, other than as may be necessary to reflect the assignment of the rights and obligations thereunder from Existing PennyMac to New PennyMac.

        See the description of the Indemnification Agreements in "Description of New PennyMac Capital Stock—Limitations of Liability and Indemnification."

  Stockholder Agreements

        Existing PennyMac has entered into separate stockholder agreements with BlackRock and Highfields. Both of the Stockholder Agreements will be amended and restated in connection with the Reorganization in order to, among other things, provide for the assumption of Existing PennyMac's obligations thereunder by New PennyMac.

        The Stockholder Agreements (as they will be amended and restated in connection with the Reorganization), will provide that each of BlackRock and Highfields will have the right to nominate two individuals for election to New PennyMac's Board of Directors as long as each of BlackRock and Highfields, together with its affiliates, holds at least 15% of the voting power of New PennyMac's outstanding shares of capital stock, and the right to nominate one individual for election to New PennyMac's Board of Directors as long as each of BlackRock and Highfields, together with its affiliates, holds at least 10% of the voting power of New PennyMac's outstanding shares of capital stock. New PennyMac, in turn, will be obligated to use its best efforts to ensure that these nominees are elected. In addition, those agreements will provide that each of BlackRock and Highfields, as long as each of them is entitled to nominate at least one individual for election to the Board of Directors of New PennyMac and at least one designee thereof is then serving on the Board of Directors of New PennyMac, is entitled to have one designee serve as a member on each committee or subcommittee of the Board of Directors of New PennyMac. As long as those nominees meet the independence standards applicable to those committees, we will appoint them as members of those committees. Those agreements also will provide that neither New PennyMac's Certificate nor New PennyMac's Bylaws, as in effect from time to time, may be amended in any manner that is adverse to BlackRock, Highfields or their respective affiliates without the consent of BlackRock or Highfields, as applicable, as long as each, together with their affiliates, holds at least 5% of the voting power of New PennyMac's outstanding shares of capital stock.

 VALIDITY OF SHARES

        Goodwin Procter LLP, Redwood City, California, will pass upon the validity of the shares of New Common Stock of New PennyMac offered by this proxy statement/prospectus.

EXPERTS

        The consolidated financial statements of PennyMac Financial Services Inc. and subsidiaries, incorporated in this Prospectus by reference from PennyMac Financial Services Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of PennyMac Financial Services Inc. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

        We intend to hold the 2019 Annual Meeting of Stockholders on approximately the same date as the 2018 Annual Meeting of Stockholders. Accordingly, if you are submitting a proposal for possible inclusion in next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act, we must receive the proposal no later than December 18, 2018. If you are submitting a proposal or nomination for consideration at next year's annual meeting other than pursuant to Rule 14a-8 of the Exchange Act, we must receive the proposal or nomination no earlier than January 31, 2019 and no later than March 2, 2019.

        Note that if the Reorganization Proposal is approved by stockholders and the Reorganization is consummated, the 2019 Annual Meeting will be the annual meeting of New PennyMac, instead of Existing PennyMac, but the same procedures for presenting a proposal as those described above will apply.

HOUSEHOLDING

        As permitted by the SEC, if requested, we will deliver a single copy of the notice and proxy statement to stockholders who have the same address and last name, unless we have received contrary instructions from such stockholders. This procedure, called "householding," will reduce the volume of duplicate information you receive and reduce our printing and postage costs, which is consistent with our corporate sustainability efforts. We will promptly deliver a separate copy of the proxy statement to any such stockholder upon written or oral request. A stockholder wishing to receive a separate proxy statement can notify us at Investor Relations, PennyMac Financial Services, Inc., 3043 Townsgate Road, Westlake Village, California 91361, telephone: (818) 264-4907. Similarly, stockholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting us as described above.

        If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        New PennyMac filed a registration statement on Form S-4 to register with the SEC the shares of New Common Stock of New PennyMac that holders of shares of Class A Common Stock and Class A Units will receive in connection with the Reorganization if the Reorganization is completed. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of New PennyMac and a proxy statement of Existing PennyMac for its Special Meeting.

        This proxy statement/prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements, which this proxy statement/prospectus makes, pertaining to the content of any contract, agreement or other document, which is an exhibit to the registration statement, necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. As noted below, the registration statement and exhibits are available at the SEC's public reference room or through its website.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ir.pennymacfinancial.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this proxy statement/prospectus or our other securities filings and is not a part of these filings.

        The SEC allows us to "incorporate by reference" into this proxy statement/prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this proxy statement/prospectus except for any information superseded by information in this proxy statement/prospectus or in any document subsequently filed with the SEC that is also incorporated by reference. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

  •
  Existing PennyMac's Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  Existing PennyMac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

  •
  Existing PennyMac's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018;

  •
  Existing PennyMac's Proxy Statement on Schedule 14A, filed on April 17, 2018;

  •
  Existing PennyMac's Current Report on Form 8-K filed on February 7, 2018, March 6, 2018, May 18, 2018, June 6, 2018, and August 2, 2018 (Items 1.01, 2.03 and 8.01 only);

  •
  Existing PennyMac's Certificate, filed as Exhibit 3.1 to Existing PennyMac's Form 8-K filed on May 14, 2013; and

  •
  Existing PennyMac's Bylaws, filed as Exhibit 3.2 to Existing PennyMac's Form 8-K filed on March 6, 2018.

        In addition, all documents filed by us or New PennyMac under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus and prior to the date of the Special Meeting shall also be deemed to be incorporated in this proxy statement/prospectus by reference. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K to the extent filed and not furnished, as well as proxy statements.

        Following the Reorganization described in this proxy statement/prospectus, we intend that New PennyMac will become subject to the same informational requirements that Existing PennyMac is subject to prior to the Reorganization, and will file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act and with the NYSE pursuant to the Exchange Act and NYSE Listing Rules.

        You can obtain any documents incorporated by reference, without charge, from PennyMac Financial Services Inc. by calling us at (818) 264-4907 or writing us at the following address:

PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
Attn: Investor Relations

        Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

        If you would like to request documents from us, please do so by                        , 2018 to receive them before the Special Meeting. We will send requested documents by first-class mail within one business day after receiving the request.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus or in the incorporated documents.

ANNEX I

REORGANIZATION AGREEMENT

ANNEX II

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NEW PENNYMAC

To be filed by amendment.

ANNEX III

FORM OF AMENDED AND RESTATED BYLAWS OF NEW PENNYMAC

To be filed by amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

A.    Indemnification

        The DGCL provides that a corporation may indemnify any individual made, or threatened to be made, a party to any type of proceeding because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, known as a derivative action, indemnification is limited to expenses actually and reasonably incurred by the individual in connection with the defense or settlement of the action, and indemnification will be denied if the individual is liable to the corporation, unless otherwise determined by a court.

        A corporation must indemnify a present or former director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified. Expenses incurred by former directors and officers or other employees and agents of the corporation or persons serving at the request of the corporation as directors, officers, employees or agents of another entity may also be paid upon such terms and conditions, if any, as the corporation deems appropriate.

        In general, New PennyMac's Certificate permits, and New PennyMac's Bylaws require, such indemnification with respect to directors and officers, to the fullest extent permitted under Delaware or other applicable law. New PennyMac is required by its Bylaws to advance expenses that will be incurred by a covered person in connection with any such Proceeding.

B.    Limitations on Directors' Liability

        The DGCL permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

        New PennyMac's Certificate provides that, to the fullest extent that the DGCL or any other law of the State of Delaware permits the limitation or elimination of the liability of directors, no director of New PennyMac shall be liable to New PennyMac or its stockholders for monetary damages for breach of fiduciary duty as a director.

C.    Contracts

        Prior to the completion of the Reorganization, New PennyMac will assume existing indemnification agreements with each of its directors that require indemnification to the fullest extent permitted by law (as described above), subject to certain exceptions and limitations.

D.    Insurance

        Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, who are or were serving in that capacity, against liability asserted against or incurred in that capacity or arising from that status, whether or not the corporation would have power to indemnify against the same liability.

        New PennyMac has purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) New PennyMac against certain costs that it might be required to pay by way of indemnification to directors or officers under the New PennyMac Organizational Documents, indemnification agreements or otherwise, and protects individual directors and officers from certain losses for which they might not be indemnified by New PennyMac. In addition, New PennyMac has purchased insurance that provides liability coverage (subject to certain terms and conditions, exclusion and deductibles) for amounts that New PennyMac or the fiduciaries under their employee benefit plans, which may include its respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 21.    Exhibits

        The following exhibits are filed herewith or incorporated by reference.

Exhibit Number		Document
2.1	*	Contribution Agreement and Plan of Merger, dated as of August 2, 2018, by and among PennyMac Financial Services, Inc., New PennyMac Financial Services, Inc., New PennyMac Merger Sub, LLC, Private National Mortgage Acceptance Company, LLC and the Contributors identified therein.
3.1	**	Form of Amended and Restated Certificate of Incorporation of New PennyMac Financial Services, Inc. to be effective upon completion of the Merger.
3.2	**	Form of Amended and Restated Bylaws of New PennyMac Financial Services, Inc. to be effective upon completion of the Merger.
5.1	**	Opinion of Goodwin Procter LLP as to legality of the securities being issued
8.1	**	Opinion of Goodwin Procter LLP as to certain U.S. federal income tax matters
23.1	*	Consent of Deloitte & Touche LLP
23.4	**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.5	**	Consent of Goodwin Procter LLP (included in Exhibit 8.1)
99.1	**	Form of Proxy Card

*
Filed herewith.

**
To be filed by amendment.

Item 22.    Undertakings

        The undersigned Registrant hereby undertakes:

  (a)
  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (c)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d)
  That every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (g)
  Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized.

New PennyMac Financial Services, Inc.
By:	/s/ DAVID A. SPECTOR David A. Spector President and Chief Executive Officer
Date: August 2, 2018

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on August 2, 2018.

Signature	Capacity

/s/ DAVID A. SPECTOR David A. Spector	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ ANDREW S. CHANG Andrew S. Chang	(Principal Financial Officer)
/s/ GREGORY HENDRY Gregory Hendry	(Principal Accounting Officer)
/s/ JEFFREY P. GROGIN Jeffrey P. Grogin	Director
/s/ DEREK W. STARK Derek W. Stark	Director